Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of January 22, 2015

among

PATRIOT NATIONAL, INC.

as Borrower,

Various Lenders, and

BMO HARRIS BANK N.A.,

as Administrative Agent

FIFTH THIRD BANK,

as Syndication Agent

BMO CAPITAL MARKETS CORP., FIFTH THIRD BANK and SUNTRUST ROBINSON

HUMPHREY, INC., as

Joint Lead Arrangers

BMO CAPITAL MARKETS CORP., as

Sole Book Runner

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SCHEDULES

SCHEDULE 2.1	Lenders, Commitments and Percentages
SCHEDULE 4.1	Pricing Matrix
SCHEDULE 6.1	Term Loan Amortization Schedule
SCHEDULE 9.5(b)	Litigation and Insurance Regulatory Matters
SCHEDULE 9.11(c)	Insurance
SCHEDULE 9.14	Subsidiaries
SCHEDULE 9.15	Deposit Accounts
SCHEDULE 9.17	Existing Debt and Liens
SCHEDULE 12.1	Debt to be Repaid
SCHEDULE 11.4(a)	Investments
SCHEDULE 11.6	Asset Sales
SCHEDULE 15.3	Notices

EXHIBITS

EXHIBIT A	Form of Guaranty
EXHIBIT B	Form of Pledge Agreement
EXHIBIT C	Form of Security Agreement
EXHIBIT D	Form of Borrowing Notice
EXHIBIT E	Form of Conversion/Continuation Notice
EXHIBIT F	Form of Voluntary Prepayment Notice
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Assignment Agreement
EXHIBIT I	Form of Incremental Term Loan Request
EXHIBIT J	Form of U.S. Tax Compliance Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of January 22, 2015 (this “Agreement”) is among PATRIOT NATIONAL, INC. a Delaware corporation (the “Borrower”), the Lenders (as defined below) and BMO HARRIS BANK N.A., as administrative agent, Issuing Lender and Swing Line Lender.

WHEREAS, the Borrower has requested a credit facility to refinance the Borrower’s existing indebtedness and for general corporate purposes; and

WHEREAS, the Lenders are willing to extend commitments to provide such credit facility on the terms set forth below;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

1.1 Definitions. When used herein the following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of more than 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Administrative Agent” means BMO Harris Bank N.A. in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adjusted EBITDA” is defined as Consolidated Net Income plus, to the extent deducted in determining net income, tax expense (or less any tax benefits), Interest Expense, depreciation and amortization, net realized losses (or less any gains) on investments, loss on exchange of units and warrants, increase (or less any decrease) in the fair value of common stock and warrant redemption liability, non-cash stock compensation. For any period in which a permitted acquisition of a line of business or entity occurs, Adjusted EBITDA shall be calculated on a pro forma basis as if the acquired line of business or entity had been acquired on the first day of such period. Adjusted EBITDA for the period ending (i) December 31, 2013 shall equal $8,840,174, (ii) March 31, 2014 shall equal $11,210,576, (iii) June 30, 2014 shall equal $12,217,662, and (iv) September 30, 2014 shall equal $9,737,868.

“Affiliate” of any Person means (a) any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person and (b) any officer or director of such Person.

Patriot National Credit Agreement

“Agent-Related Persons” means BMO Harris Bank N.A. or any successor administrative agent arising under Section 14.7, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” – see the Preamble.

“Anti-Corruption Laws” is defined in Section 9.23.

“Anti-Terrorism Laws” – see Section 9.22.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, ordinance, rule, regulation, requirement, restriction, permit, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.

“Approved Fund” means a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is (a) primarily engaged in the business of making, purchasing or otherwise investing in commercial loans and (b) managed or administered by a Lender, an Affiliate of a Lender or a Person that administers or manages a Lender.

“Arrangers” means BMO Capital Markets Corp., Fifth Third Bank, and SunTrust Robinson Humphrey, Inc.

“Asset Sale” means, with respect to any Person, the sale, lease, assignment or other transfer for value by such Person to any other Person (including any sale or other transfer of any Equity Interest in any Subsidiary of such Person), whether by merger, consolidation or otherwise, other than (a) the sale of inventory in the ordinary course of business, (b) sales or other transfers as part of the periodic replacement of obsolete or worn-out property in the ordinary course of business and (c) the sale, liquidation or other disposition of Cash Equivalents in the ordinary course of business.

“Assignee” – see Section 15.8.1.

“Assignment Agreement” – see Section 15.8.1.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means at any time the greatest of (a) the Federal Funds Rate plus 0.5%, (b) the Prime Rate, and (c) the Eurodollar Rate that would be in effect for an Interest Period of one month commencing on such date plus 1.0%.

“Base Rate Loan” means any Loan that bears interest at or by reference to the Base Rate.

“Base Rate Margin” means a rate per annum determined in accordance with Schedule 4.1.

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“Borrower” is defined in the preamble.

“Business Day” means any day (other than a Saturday or Sunday) on which (a) BMO Harris Bank N.A. is open for commercial banking business in Chicago, Illinois, (b) commercial banks are not authorized by law to close in New York, New York and (c) in the case of a Business Day that relates to a Eurodollar Loan, dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” means all expenditures that, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower and its Subsidiaries, but excluding expenditures (a) made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (b) included within the purchase price of any Permitted Acquisition.

“Capital Lease” means a lease that, in accordance with GAAP, has been or should be capitalized on the books of the lessee.

“Capitalized Lease Obligations” means obligations for the payment of rent for any real or personal property under Capital Leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, as collateral for the LC Liabilities, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.

“Cash Equivalents” means (a) obligations of, or fully guaranteed by, the United States or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition, (b) marketable direct obligations issued by any state of the United States or the District of Columbia or any political subdivision of any such state maturing within 12 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper rated A-2 or better by S&P or P-2 or better by Moody’s, (d) demand deposit accounts maintained in the ordinary course of business, (e) bankers’ acceptances issued by, and time deposits, certificates of deposit maturing within one year from the date of acquisition and money market deposit accounts maintained with, commercial banks having a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s at the time of acquisition thereof, and (f) money market funds substantially all of the assets of which are continuously invested in securities of the foregoing types; provided that in each case the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“CFC” shall mean a “controlled foreign corporation” as defined in Section 957 of the IRC.

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“Change in Control” means (a) (i) Steven M. Mariano ceases to own, directly or indirectly, at least 35% of the Voting Equity Interests of the Borrower or any other Person owns a greater percentage of the Voting Equity Interests of the Borrower than Steven M. Mariano; (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) nominated by the board of directors of the Borrower nor (B) appointed by directors so nominated; or (iii) the acquisition of direct or indirect Control of the Borrower by any Person or group, (b) the Borrower ceases to own, directly or indirectly, 100% of the Equity Interests of each Guarantor, other than Contego Services Group, LLC and Contego Recovery, LLC, (c) the Borrower ceases to own, directly or indirectly, at least 97% of the Equity Interests of Contego Services Group, LLC and Contego Recovery, LLC or (d) Steven M. Mariano ceases to be an executive officer of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Administrative Agent on behalf of the Lenders, under the Collateral Documents, or in which the Collateral Documents purport to create a Lien in favor of the Lenders or the Administrative Agent on behalf of the Lenders.

“Collateral Documents” means the Pledge Agreement, the Security Agreement, and any other agreement pursuant to which any Loan Party grants Collateral to the Administrative Agent for the benefit of the Lenders.

“Commitment” means, as to any Lender, such Lender’s commitment to make Loans and (if applicable) to issue or participate in Letters of Credit and to participate in Swing Line Loans, under this Agreement.

“Commitment Fee Rate” means a rate per annum determined in accordance with Schedule 4.1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate in the form of Exhibit G.

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“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Consolidated Net Income” means the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period.

“Control” (including correlative meanings) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Control Account Agreement” shall mean agreement by and among a Loan Party, the Administrative Agent and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance satisfactory to the Administrative Agent.

“Controlled Account” – see Section 10.11.

“Credit Extension” means the making of any Loan or the issuance of any Letter of Credit.

“Debt” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms that are not more than 120 days past due); (c) all obligations (contingent or otherwise) of such Person under letters of credit and all outstanding non-contingent reimbursement or payment obligations of such Person with respect to other Surety Instruments; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capitalized Lease Obligations of such Person; (g) all Hedging Obligations of such Person; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; (i) any obligations in connection with any Disqualified Stock; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Debt to be Repaid” means Debt listed on Schedule 12.1.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions.

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“Defaulting Lender” means, subject to Section 2.9(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan or other amount hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swing Line Lender and each Lender.

“Disqualified Stock” means any capital stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days following the later of the Revolving Termination Date and the Term Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any capital stock referred to in (a) above, in each case at any time on or prior to the date that is 91 days following the later of the Revolving Termination Date and the Term Maturity Date, (c) is entitled to receive a dividend or distribution (other than for taxes attributable to the operations of the business) prior to the time that the Obligations are paid in full, or (d) has the benefit of any

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covenants or agreements that restrict the payment of any of the Obligations or that are EBITDA or debt-multiple based (i.e. financial covenants).

“Dollar” and the symbol “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Effective Date” – see Section 12.1.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $500,000,000; (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary or (iii) a Person of which a Lender is a Subsidiary; (d) as to the Term Loans, an Approved Fund; or (e) any other Person approved by the Borrower and the Administrative Agent.

“Environmental Laws” means all Federal, state or local laws, statutes, rules, regulations, ordinances, codes and common law, together with all administrative orders, licenses, authorizations and permits of, and written agreements with, any Governmental Authorities, in each case relating to environmental matters; health, safety and land use matters that pertain to Hazardous Materials or environmental matters; or Hazardous Materials; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, and any similar state act.

“Equity Interest” means in the case of a corporation, its corporate stock, (ii) in the case of a partnership, its partnership interests (whether general or limited), (iii) in the case of a limited liability company, its membership interests, (iv) in the case of an association or other entity, any shares, interests, participations, rights or other equivalents (however designated) of its stock or other equity interests, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions or assets of, the issuing Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a “single employer” or otherwise aggregated with such Person under Section 414(b), (c), (m) or (o) of the IRC or Section 4001 of ERISA.

“ERISA Event” shall mean (a) any Reportable Event with respect to a Plan; (b) the failure to make a required contribution to any Multiemployer Plan or to make by its due date a required installment under Section 430(j) of the IRC with respect to any Plan; (c) the imposition of a Lien or other encumbrance or the provision of security under Section 430 of the IRC or

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Section 303 or 4068 of ERISA; (d) the failure of any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the IRC or Section 302 of ERISA) whether or not waived; (e) the filing of any request for or receipt of a minimum funding waiver under Section 412 of the IRC or Section 302 of ERISA with respect to any Plan or Multiemployer Plan; (f) a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 430 of the IRC or Section 303 of ERISA); (g) any incurrence by the Borrower, any of its Subsidiaries or ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (h) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) any incurrence by the Borrower, any of its Subsidiaries or ERISA Affiliates of any liability with respect to the complete withdrawal or partial withdrawal from any Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 432 of the IRC or Section 305 of ERISA; (j) any receipt by the Borrower, any of its Subsidiaries or ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (k) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the IRC or Section 406 of ERISA with respect to a Plan; or (l) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(a) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Eurodollar Rate” means, for an Interest Period for any Group (as defined in Section 2.2.1) of Eurodollar Loans, the ICE Benchmark Administration Limited rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the ICE Benchmark Administration Limited as an authorized information vendor for the purpose of displaying such rates) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” with respect to such Eurodollar Rate Loan for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. In no event will the Eurodollar Rate be less than zero.

“Eurodollar Loan” means any Loan that bears interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Margin” means a rate per annum determined in accordance with Schedule 4.1.

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“Event of Default” means any event described in Section 13.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 8.7) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 7.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 7.6(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Executive Order” – see Section 9.24.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations or official IRS interpretation thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC and any intergovernmental agreement entered into in connection with the implementation of such Sections.

“Federal Funds Rate” means, for any day, the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2015”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Fixed Charge Coverage Ratio” means, as of the last day of any Computation Period, the ratio of (a) Adjusted EBITDA for such period to (b) the sum of cash Interest Expense (which amount shall be calculated on an annualized basis for the three, six and nine month periods ending March 31, 2015, June 30, 2015 and September 30, 2015) plus income tax expense (or less

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any income tax benefits) plus capital expenditures plus dividends, share repurchases and other restricted payments plus regularly scheduled principal payments of Debt (which amount shall be calculated on an annualized basis for the three, six and nine month periods ending March 31, 2015, June 30, 2015 and September 30, 2015), in each case, for such Computation Period.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Official” – see Section 9.23.

“Foreign Subsidiary” means each Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than, and that is conducting the majority of its business outside of, the United States or any state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Percentage of the outstanding Letters of Credit with respect to Letters of Credit issued by such Issuing Lender other than Letters of Credit as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Body” means the board of directors, board of managers, board of representatives, board of advisers or similar governing or advisory body of any Loan Party.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each Subsidiary of the Borrower that has executed a counterpart of the Guaranty.

“Guaranty” means a guaranty substantially in the form of Exhibit A.

“Guaranty Obligation” means, as to any Person, any obligation of such Person, whether or not contingent, with or without recourse, to assure or hold harmless the holder of any Debt, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person

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(the “primary obligor”) against loss in respect thereof, including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation. The amount of any Guaranty Obligations shall be deemed to equal the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

“Hazardous Materials” means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

“Increase Effective Date” – see Section 2.6(d).

“Incremental Lender” – see Section 2.5(c).

“Incremental Term Loan” – see Section 2.5(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Public Offering” means the initial public offering of the Borrower.

“Insurance Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to regulating entities that offer insurance.

“Insurance Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, costs of administrative oversight, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from, related to or based upon the provision of services to any Person.

“Intellectual Property” as defined in the Security Agreement.

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“Interest Expense” means, for any Computation Period, the consolidated interest expense of the Borrower and its Subsidiaries for such Computation Period (including all imputed interest on Capital Leases, but excluding capitalized fees and expenses incurred in connection with this Agreement).

“Interest Period” means, as to any Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower pursuant to Section 2.2.2 or 2.2.3; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period for a Eurodollar Loan that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) the Borrower may not select any Interest Period for a Revolving Loan that would extend beyond the scheduled Revolving Termination Date;

(d) the Borrower may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of all Term Loans having Interest Periods ending after any date on which an installment of the Term Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment.

“IRC” means the Internal Revenue Code of 1986.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means (a) BMO Harris Bank N.A. in its capacity as an issuer of Letters of Credit and any successor thereto in such capacity, (b) any Affiliate of BMO Harris Bank N.A. that is the issuer of one or more Letters of Credit and any successor thereto in such capacity and (c) any other Lender designated by the Borrower and that has agreed to be an Issuing Lender and has been approved by the Administrative Agent.

“ITL Effective Date” – see Section 2.5(d).

“LC Application” means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form customarily used by the applicable Issuing Lender at the time of such request for the type of letter of credit requested.

“LC Fee Rate” means a rate per annum determined in accordance with Schedule 4.1.

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“LC Liabilities” means, at any time for the Borrower, the Stated Amount of all Letters of Credit issued for the account of the Borrower plus the maximum amount of fees that would accrue in respect of such Letters of Credit if each such Letter of Credit expired on the scheduled expiration date therefor.

“Lender” means (a) each Person identified as a “Lender” on the signature pages hereof, (b) each Person that becomes a party hereto pursuant to an Assignment Agreement and (c) the respective successors and assigns of the foregoing. References to the “Lenders” and to the “Revolving Lenders” shall include each Issuing Lender and the Swing Line Lender; for purposes of clarification only, to the extent that BMO Harris Bank N.A. (or any other Issuing Lender or successor Swing Line Lender) may have rights or obligations in addition to those of the other Lenders or the other Revolving Lenders, as applicable, due to its status as an Issuing Lender or the Swing Line Lender, its status as such will be specifically referenced.

“Lender Provided Financial Service Product” means any agreement or other arrangements under which any Lender or any Affiliate of any Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) gift cards, (f) ACH transactions, (g) cash management, including electronic funds transfer, controlled disbursement, lockboxes, accounts or services, (h) overdraft or (i) foreign currency exchange.

“Lender Provided Hedging Agreement” means any Hedging Agreement between a Loan Party and a counterparty that at the time such Hedging Agreement is entered into is a Lender or an Affiliate of a Lender, including such Hedging Agreements that are in effect on the Effective Date.

“Letter of Credit” – see Section 2.1.2.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person that secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance (of any kind whether or not monetary in nature), charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise (including the interest of a lessor under a Capital Lease but excluding the interest of a lessor under an operating lease).

“Loan” means a Revolving Loan, a Swing Line Loan or a Term Loan.

“Loan Documents” means this Agreement, the Guaranty, the LC Applications, any reimbursement agreement related to any Letter of Credit and the Collateral Documents.

“Loan Parties” means the Borrower and each Guarantor, and “Loan Party” means any of them.

“Margin Stock” means any “margin stock” as defined in Regulation U of the FRB.

“Material Adverse Effect” means an effect which individually or in the aggregate with any other effects constitutes or gives rise to a material adverse effect on (a) the business, assets,

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operations, prospects, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform any of their material obligations under the Loan Documents or (c) rights of or benefits available to the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders under the Loan Documents.

“Material Indebtedness” shall mean any Debt (other than the Loans) of the Borrower or any of its Subsidiaries individually or in an aggregate outstanding principal amount exceeding $5,000,000. For purposes of determining the amount of attributed Debt from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Real Estate” shall mean each parcel of fee owned real property with a value (including improvements thereon) of at least $1,000,000.

“Minimum Cash Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposures of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lenders in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or ERISA Affiliates, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or ERISA Affiliates contributed to or had an obligation to contribute to such plan.

“Net Cash Proceeds” means, with respect to any Asset Sale, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower or any Subsidiary pursuant to such Asset Sale, net of (i) the reasonable direct costs relating to such Asset Sale (including sales commissions and legal and accounting fees to the extent paid to non-Affiliates), (ii) amounts reserved against any potential liability for any indemnity obligation or purchase price adjustment associated with such Asset Sale (but only so long as and to the extent that the seller is required to maintain such reserve), (iii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iv) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Sale (other than Debt hereunder).

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Agreement giving rise to such Hedging Obligation as of the date of determination (assuming

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such Hedging Agreement were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Agreement as of the date of determination (assuming such Hedging Agreement were to be terminated as of that date).

“Non-U.S. Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the IRC.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” – see Section 9.24.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s articles or certificate of incorporation, operating agreement or equivalent formation documents, such Person’s bylaws, regulations or equivalent governing documents and any similar organizational documents of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” – see Section 15.8.2.

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“Participant Register” is defined in Section 15.8.2.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any of its principal functions under ERISA.

“Percentage” means a Revolving Percentage or a Term Percentage, as the context may require.

“Permitted Acquisition” – see Section 11.15.

“Permitted Encumbrances” shall mean:

(a) Liens imposed by law for Taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(f) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole.

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“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;

(c) certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (c) above; and

(f) securities, other than those securities identified in clauses (a) through (e) above, that are listed on any national securities exchange and that do not have a fair market value on the date of purchase of more than (i) $300,000 for any one such security or (ii) $3,000,000 for all such securities.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” shall mean any “employee benefit pension plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute and that is subject to Title IV of ERISA or Section 412 or 430 of the IRC or Section 302 of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Preferred Stock” shall mean, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether now outstanding or issued after the Effective Date.

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“Prime Rate” means, for any day, the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate as in effect on such day, with any change in the Prime Rate resulting from a change in such prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate).

“Proceeds Application” – see Section 6.3.2.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Reference Premiums Written” means the aggregate premiums, grossed up for large deductible credits, written by or for the Borrower’s insurance carrier partners in respect of the policies the Borrower produces and services on their behalf.

“Register” – see Section 15.8.1.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA (other than an event as to which the 30-day notice period has been waived pursuant to applicable regulations).

“Required Lenders” means at least two Lenders having aggregate Total Percentages of more than 50%; provided that the Revolving Commitment of, and the portion of the Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Financial Officer” means, as to any Person, the chief executive officer, the president, the chief operating officer, the chief financial officer, the director of finance, the corporate controller or the treasurer of such Person.

“Responsible Officer” means, as to any Person, any vice president or Responsible Financial Officer of such Person.

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“Restricted Payments” shall mean, for any Person, any dividend or distribution on any class of its Equity Interests, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Equity Interests, any Indebtedness subordinated to the Obligations or any Guarantee thereof, or any options, warrants or other rights to purchase such Equity Interests or such Indebtedness, whether now or hereafter outstanding, or any management or similar fees.

“Restricted Person” – see Section 9.24.

“Revolving Commitment” means, as to any Lender, such Lender’s commitment to fund Revolving Loans, participate in Swing Line Loans and to issue or participate in Letters of Credit under this Agreement. The amount of the Revolving Commitment of each Revolving Lender as of the Effective Date is set forth across from such Lender’s name on Schedule 2.1.

“Revolving Commitment Amount” means $40,000,000, as such amount is changed from time to time pursuant to the terms hereof.

“Revolving Lender” means any Lender that has a Revolving Commitment or, after the termination of the Revolving Commitments, is the holder of any Revolving Loan or any participation in a Swing Line Loan or a Letter of Credit.

“Revolving Loan” – see Section 2.1.1.

“Revolving Outstandings” means, at any time, the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans plus the aggregate Stated Amount of all Letters of Credit.

“Revolving Percentage” means, as to any Lender, the percentage that (a) the Revolving Commitment of such Lender (or, after termination of the Revolving Commitments, the outstanding principal amount of such Lender’s Revolving Loans plus such Lender’s participation interests in the principal amount of all Swing Line Loans and the Stated Amount of all Letters of Credit) is of (b) the Revolving Commitment Amount (or, after termination of the Revolving Commitments, the Revolving Outstandings); provided that if and so long as any Lender fails to fund its participation in any Letter of Credit or any Swing Line Loan when required by Section 2.3.5 or 2.4.3, as applicable, such Lender’s Revolving Percentage shall be deemed for purposes of this definition to be reduced to the extent of the defaulted amount and the Revolving Percentage of the applicable Issuing Lender or the Swing Line Lender, as applicable, shall be deemed for purposes of this definition to be increased to such extent. The initial Revolving Percentage of each initial Lender is set forth across from such Lender’s name on Schedule 2.1.

“Revolving Termination Date” means the earlier to occur of (a) January 22, 2020 and (b) such other date on which the Revolving Commitments terminate pursuant to Section 6 or 13.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” means sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any

19	Patriot National Credit Agreement

other relevant sanctions authority applicable to any Lender as to which such Lender has advised the Borrower (it being understood that with respect to the representation made in Section 9.24 in connection with a Credit Extension, such notice has been received by the Borrower prior to the date the Borrower requests such Credit Extension).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all functions of said Commission.

“Secured Obligations” means, collectively, (i) the Obligations and (ii) all obligations of any Loan Party under any Lender Provided Hedging Agreement or any Lender Provided Financial Service Product, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Security Agreement” means a security agreement substantially in the form of Exhibit C.

“Stated Amount” means, with respect to any Letter of Credit at any date of determination, the maximum aggregate amount available for drawing thereunder at any time during the remaining term of such Letter of Credit under any and all circumstances, plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit that have not been paid with the proceeds of Base Rate Loans made pursuant to Section 2.3.3.

“State Insurance Regulatory Agency” shall mean the applicable agency performing regulatory functions over entities engaged in the production or underwriting of insurance policies in any state.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the Voting Equity Interests for the election of directors, other managers, or any similar Governing Body of such entity. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of the Borrower.

“Surety Instrument” means a letter of credit (whether standby or commercial), banker’s acceptance, bank guaranty, shipside bond, surety bond or any similar instrument.

“Swing Line Lender” means BMO Harris Bank N.A., or any of its Affiliates, in its capacity as swing line lender hereunder or any successor swing line lender hereunder.

“Swing Line Loan” – see Section 2.4.1.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Term Lender” means any Lender that is the holder of a Term Loan.

“Term Loan” – see Section 2.1.3.

“Term Maturity Date” means the earlier to occur of (a) January 22, 2020 and (b) such other date on which the Term Loans are declared to be due and payable pursuant to Section 13.

“Term Percentage” means, as to any Term Lender, the percentage that (a) the outstanding principal amount of such Lender’s Term Loan is of (b) the aggregate outstanding principal amount of all Term Loans. The Term Percentage of each Lender as of the Effective Date is set forth across from such Lender’s name on Schedule 2.1.

“Total Debt” means all Debt of the Borrower and its Subsidiaries determined on a consolidated basis, excluding (a) contingent obligations in respect of Guarantee Obligations (except to the extent constituting Guarantee Obligations in respect of Debt of a Person other than any Loan Party), (b) obligations in respect of one or more Hedging Agreements, (c) Debt of the Borrower to Subsidiaries and Debt of Subsidiaries to the Borrower or to other Subsidiaries and (d) contingent obligations in respect of undrawn letters of credit.

“Total Leverage Ratio” means, as of the last day of any Computation Period, the ratio of (i) Total Debt as of such day to (ii) Adjusted EBITDA for the Computation Period ending on such day.

“Total Percentage” means, as to any Lender, the percentage that (a) the Revolving Commitment of such Lender (or, after termination of the Revolving Commitments, the sum of the outstanding principal amount of the Revolving Loans of such Lender plus the participations of such Lender in all Letters of Credit and Swing Line Loans) plus the outstanding principal amount of the Term Loan of such Lender is of (b) the sum of (i) the Revolving Commitment Amount (or, after termination of the Revolving Commitment, the Revolving Outstandings) plus (ii) the aggregate outstanding principal amount of all Term Loans; provided that if and so long as any Lender fails to fund its participation in any Letter of Credit or Swing Line Loan when required by Section 2.3.5 or Section 2.4.3, such Lender’s Total Percentage shall be deemed for purposes of this definition to be reduced to the extent of the defaulted amount and the Total Percentage of the Issuing Lender or the Swing Line Lender, as applicable, shall be deemed for purposes of this definition to be increased to such extent.

“Type of Loan or Borrowing” – see Section 2.2.1. The types of Loans or borrowings under this Agreement are as follows: Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as amended and in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

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“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or the giving of notice or both, constitute an Event of Default.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” is defined in Section 7.6(g).

“Voidable Transfer” – see Section 15.14.

“Voting Equity Interest” means, as to any Person, an Equity Interest in such Person having ordinary voting power with respect to the Governing Body of such Person.

“WCE Capital Lease” means the Master Equipment Lease Agreement, dated as of December 3, 2013, among Fifth Third Bank, Patriot Underwriters, Inc. (f/k/a CTS Underwriters, Inc.) and Steven M. Mariano.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA

“Withholding Agent” means any Loan Party and the Administrative Agent.

1.2 Other Interpretive Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

22	Patriot National Credit Agreement

This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Borrower, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or the Lenders’ involvement in their preparation.

1.3 Accounting Terms and Determinations; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.4 Time of Day. Unless otherwise specified, all references herein to time of day shall be references to Chicago, Illinois time (daylight or standard, as applicable).

SECTION 2 COMMITMENTS; BORROWING AND CONVERSION AND CONTINUATION PROCEDURES; LETTER OF CREDIT PROCEDURES; SWING LINE LOANS.

2.1 Commitments. Subject to the terms and conditions of this Agreement, each Lender, severally and for itself alone, agrees to make (and, in the case of the Revolving Lenders, participate in) Credit Extensions to the Borrower as follows:

2.1.1 Revolving Loans. Each Revolving Lender will make loans in Dollars to the Borrower on a revolving basis (“Revolving Loans”) during the period from the Effective Date to the Revolving Termination Date in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of all Revolving Loans requested by the Borrower from time to time; provided that the Revolving Outstandings shall not at any time exceed the Revolving Commitment Amount.

2.1.2 Letters of Credit. (a) Each Issuing Lender will issue standby letters of credit (each a “Letter of Credit”) in Dollars at the request of and for the account of the Borrower from time to time, subject to Section 2.3, before the date that is 30 days prior to the scheduled Revolving Termination Date, and (b) as more fully set forth in Section 2.3, each Revolving Lender agrees to purchase a participation in each Letter of Credit; provided that (x) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $10,000,000 and (y) the Revolving Outstandings shall not at any time exceed the Revolving Commitment Amount.

2.1.3 Term Loan. On the Effective Date, each Term Lender will make a term loan (each a “Term Loan”) in Dollars to the Borrower in the amount of such Lender’s Term Percentage of $40,000,000. Term Loans that are repaid may not be reborrowed.

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2.2 Loan Procedures.

2.2.1 Various Types of Loans. Each Revolving Loan and each Term Loan shall be divided into tranches that are either a Base Rate Loan or a Eurodollar Loan (each a “type” of Loan), as the Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. Eurodollar Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and Eurodollar Loans may be outstanding at the same time; provided that not more than eight different Groups of Eurodollar Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Loans shall be effected so that (i) each Revolving Lender will have a pro rata share (according to its Revolving Percentage) of all types and Groups of Revolving Loans and (ii) each Term Lender will have a pro rata share (according to its Term Percentage) of all types and Groups of Term Loans.

2.2.2 Borrowing Procedures. The Borrower shall give written notice or telephonic notice (followed promptly by written confirmation thereof) substantially in the form of Exhibit D to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 a.m. on the proposed date of such borrowing, and (b) in the case of a Eurodollar Rate borrowing, 11:00 a.m. at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar Rate borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each applicable Lender thereof. Not later than 1:00 p.m. on the date of a proposed borrowing, each applicable Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds in an amount equal to such Lender’s Percentage of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, the Administrative Agent shall promptly pay the funds received from the Lenders to the Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each borrowing of Revolving Loans shall be in an aggregate amount of $1,000,000 or a higher integral multiple of $100,000. Each borrowing of a Eurodollar Loan shall be in a minimum amount of $1,000,000 or a higher integral multiple of $100,000.

2.2.3 Conversion and Continuation Procedures. (a) Subject to the provisions of Section 2.2.1, the Borrower may, upon irrevocable notice to the Administrative Agent in accordance with clause (b) below:

(i) elect, as of any Business Day, to convert any outstanding Loan into a Loan of the other type; or

(ii) elect, as of the last day of the applicable Interest Period, to continue any Group of Eurodollar Loans having an Interest Period expiring on such day (or any part thereof in an aggregate amount of $1,000,000 or a higher integral multiple of $100,000) for a new Interest Period.

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(b) The Borrower shall give written notice or telephonic notice (followed promptly by written confirmation thereof) substantially in the form of Exhibit E to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 a.m. on the proposed date of such conversion; and (ii) in the case of a conversion into or continuation of Eurodollar Loans, 11:00 a.m. at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(1)	the proposed date of conversion or continuation;

(2)	the aggregate amount of Loans to be converted or continued;

(3)	the type of Loans resulting from the proposed conversion or continuation; and

(4)	in the case of conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.

(c) If upon expiration of any Interest Period applicable to any Eurodollar Loan, the Borrower has failed to timely select a new Interest Period to be applicable to such Eurodollar Loan, the Borrower shall be deemed to have elected to convert such Eurodollar Loan into a Base Rate Loan effective on the last day of such Interest Period.

(d) The Administrative Agent will promptly notify each applicable Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Borrower, of the details of any automatic conversion.

(e) Unless the Required Lenders otherwise consent, the Borrower may not elect to have a Loan converted into or continued as a Eurodollar Loan during the existence of any Event of Default or Unmatured Event of Default.

2.3 Letter of Credit Procedures.

2.3.1 LC Applications. A Borrower shall give notice to the Administrative Agent and the applicable Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day that is at least three Business Days (or such lesser number of days as the Administrative Agent and such Issuing Lender shall agree in any particular instance) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an LC Application, duly executed by the Borrower and in all respects reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender, together with such other documentation as the Administrative Agent or such Issuing Lender may reasonably request in support thereof, it being understood that each LC Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, whether such Letter of Credit is to be transferable in whole or in part and the expiration date of such Letter of Credit, which shall not be later than the earlier of (a) one year from the date of issuance thereof or (b) 30 days prior to the scheduled Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above). So long as the applicable Issuing Lender has received notice from the Administrative Agent confirming that there is availability for the

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issuance of such Letter of Credit and has not received notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, such Issuing Lender shall issue such Letter of Credit on the requested issuance date. Each Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit by such Issuing Lender and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder.

2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the applicable Issuing Lender shall be deemed to have sold and transferred to each other Revolving Lender, and each other Revolving Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such other Revolving Lender’s Revolving Percentage, in such Letter of Credit and the Borrower’s reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable Issuing Lender’s “participation” therein. Each Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by such Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

2.3.3 Reimbursement Obligations. The applicable Issuing Lender shall notify the Borrower and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereof; provided that the failure of such Issuing Lender to so notify the Borrower shall not affect the rights of such Issuing Lender or the Lenders in any manner whatsoever. The Borrower shall reimburse (which reimbursement may be by the making of Base Rate Loans pursuant to this Section 2.3.3 or otherwise) the applicable Issuing Lender through the Administrative Agent prior to 2:00 p.m. on the date that any amount is paid by such Issuing Lender under any Letter of Credit (each such date, an “Honor Date”) or, if the Borrower does not receive notice of such payment by such Issuing Lender prior to 12:00 noon on an Honor Date, on the Business Day after the Honor Date (in which case such reimbursement shall include interest for the period from the Honor Date to the date of reimbursement at the rate then applicable to Base Rate Loans). If the Borrower fails to reimburse the applicable Issuing Lender for the full amount of any drawing under any Letter of Credit on the date and by the time specified in the previous sentence (by the making of Base Rate Loans pursuant to this Section 2.3.3 or otherwise), then (a) the Borrower shall be deemed to have requested that Base Rate Loans in an amount equal to the unreimbursed amount be made by the Revolving Lenders on such date (and the Administrative Agent shall promptly notify each Revolving Lender thereof); (b) subject to the conditions set forth in Sections 12.2 and 12.3 (but without regard to the minimum and integral multiple requirements for borrowings set forth in the last sentence of Section 2.2.2), the Revolving Lenders shall make such Revolving Loans on such date; and (c) the Administrative Agent shall deliver the proceeds of such Loans to the applicable Issuing Lender to pay such unreimbursed amount.

2.3.4 Limitation on Obligations of Issuing Lenders. (a) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation to the Borrower or any Lender other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the

26	Patriot National Credit Agreement

requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon such Issuing Lender any liability to the Borrower or any Lender and shall not reduce or impair the Borrower’s reimbursement obligations set forth in Section 2.3.3 or the obligations of the Revolving Lenders pursuant to Section 2.3.5.

2.3.5 Funding of Participations. If an Issuing Lender makes any payment or disbursement under any Letter of Credit and such Issuing Lender has not been reimbursed in full (by the making of Base Rate Loans pursuant to Section 2.3.3 or otherwise) for such payment or disbursement by the date and time required by Section 2.3.3 (whether due to the inability of the Borrower to meet the conditions set forth in Section 12.2 or otherwise), or if any reimbursement received by such Issuing Lender from the Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Borrower or otherwise, then (a) the Borrower shall be obligated to pay interest on the unreimbursed amount of the applicable payment or disbursement at the rate then applicable to Base Rate Loans; and (b) each Revolving Lender (other than such Issuing Lender) shall be obligated to pay to the Administrative Agent for the account of such Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its pro rata share (according to its Revolving Percentage) of such payment or disbursement (but no such payment shall diminish the obligations of the Borrower under Section 2.3.3), and upon notice from the applicable Issuing Lender, the Administrative Agent shall promptly notify each other Revolving Lender thereof. Each other Revolving Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the applicable Issuing Lender’s account the amount of such other Revolving Lender’s Revolving Percentage of such payment or disbursement. If and to the extent any Revolving Lender shall not have made such amount available to the Administrative Agent by 2:00 p.m. on the Business Day on which such Revolving Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after 12:00 noon on any Business Day shall be deemed to have been received on the next following Business Day), such Revolving Lender agrees to pay interest on such amount to the Administrative Agent for the applicable Issuing Lender’s account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Revolving Lender’s failure to make available to the Administrative Agent its Revolving Percentage of any such payment or disbursement shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent such other Revolving Lender’s Revolving Percentage of such payment, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent such other Revolving Lender’s Revolving Percentage of any such payment or disbursement.

2.3.6 Letter of Credit Documents. If there is any inconsistency between this Agreement and any LC Application, reimbursement agreement or other Letter of Credit-related document, the provisions of this Agreement shall control.

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2.3.7 Cash Collateral. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders representing more than 50% of the aggregate Revolving Percentages) demanding the deposit of Cash Collateral pursuant to this Section 2.3.7, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Lenders and the Revolving Lenders, an amount in cash equal to the Minimum Cash Collateral Amount as of such date; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 13.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders and the Revolving Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral to secure the Secured Obligations, free and clear of all other Liens. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral account and the amounts deposited therein shall not bear interest. Moneys in such Cash Collateral account shall be applied by the Administrative Agent to reimburse the Issuing Lenders for Letter of Credit disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letters of Credit outstanding at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders representing more than 50% of the aggregate Revolving Percentages), shall be applied to satisfy other Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. Following the Revolving Termination Date, the balance, if any, in such Cash Collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

2.4 Swing Line Loans.

2.4.1 Swing Line Loans. Subject to the terms and conditions of this Agreement, the Swing Line Lender may from time to time, in its discretion, make loans to the Borrower (collectively the “Swing Line Loans” and individually each a “Swing Line Loan”) in accordance with this Section 2.4 in an aggregate amount not at any time exceeding $10,000,000; provided that the Revolving Outstandings shall not at any time exceed the Revolving Commitment Amount. Amounts borrowed under this Section 2.4 may be borrowed, repaid and (subject to the agreement of the Swing Line Lender) reborrowed until the Revolving Termination Date. Swing Line Loans shall be Base Rate Loans.

2.4.2 Swing Line Loan Procedures. The Borrower shall give written or telephonic notice to the Administrative Agent (which shall promptly inform the Swing Line Lender) of each proposed Swing Line Loan not later than 2:00 p.m. on the proposed date of such Swing Line Loan. Each such notice shall be effective upon receipt by the Administrative Agent and shall specify the date (which shall be a Business Day) and amount (which shall be $500,000 or a higher integral multiple of $100,000) of such Swing Line Loan. So long as the Swing Line

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Lender has not received written notice that the conditions precedent set forth in Section 12.2 with respect to the making of such Swing Line Loan have not been satisfied, the Swing Line Lender may make the requested Swing Line Loan. If the Swing Line Lender agrees to make the requested Swing Line Loan, the Swing Line Lender shall pay over the requested amount to the Borrower on the requested borrowing not later than 4:00 p.m. Concurrently with the making of any Swing Line Loan, the Swing Line Lender shall be deemed to have sold and transferred, and each other Revolving Lender shall be deemed to have purchased and received from the Swing Line Lender, an undivided interest and participation to the extent of such other Revolving Lender’s Revolving Percentage in such Swing Line Loan (but such participation shall remain unfunded until required to be funded pursuant to Section 2.4.3).

2.4.3 Refunding of, or Funding of Participations in, Swing Line Loans. The Swing Line Lender may at any time, in its sole discretion, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) deliver a notice to the Administrative Agent requesting that each Revolving Lender (including the Swing Line Lender in its individual capacity) make a Revolving Loan (which shall be a Base Rate Loan) in such Revolving Lender’s Revolving Percentage of the aggregate amount of Swing Line Loans outstanding on such date for the purpose of repaying all Swing Line Loans (and, upon receipt of the proceeds of such Revolving Loans, the Administrative Agent shall apply such proceeds to repay Swing Line Loans); provided that if the conditions precedent to a borrowing of Revolving Loans are not then satisfied or for any other reason the Revolving Lenders may not then make Revolving Loans, then instead of making Revolving Loans each Revolving Lender (other than the Swing Line Lender) shall become immediately obligated to fund its participation in all outstanding Swing Line Loans and shall pay to the Administrative Agent for the account of the Swing Line Lender an amount equal to such Revolving Lender’s Revolving Percentage of such Swing Line Loans. If and to the extent any Revolving Lender shall not have made such amount available to the Administrative Agent by 2:00 p.m. on the Business Day on which such Revolving Lender receives notice from the Administrative Agent of its obligation to fund its participation in Swing Line Loans (it being understood that any such notice received after 12:00 noon on any Business Day shall be deemed to have been received on the next following Business Day), such Revolving Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Revolving Lender’s failure to make available to the Administrative Agent its Revolving Percentage of the amount of all outstanding Swing Line Loans shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent such other Revolving Lender’s Revolving Percentage of such amount, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent such other Revolving Lender’s Revolving Percentage of any such amount.

2.4.4 Repayment of Participations. Upon (and only upon) receipt by the Administrative Agent for the account of the Swing Line Lender of immediately available funds from or on behalf of the Borrower (a) in reimbursement of any Swing Line Loan with respect to which a Revolving Lender has paid the Administrative Agent for the account of the Swing Line Lender the amount of such Revolving Lender’s participation therein or (b) in payment of any

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interest on a Swing Line Loan, the Administrative Agent will pay to such Revolving Lender its pro rata share (according to its Revolving Percentage) thereof (and the Swing Line Lender shall receive the amount otherwise payable to any Revolving Lender that did not so pay the Administrative Agent the amount of such Revolving Lender’s participation in such Swing Line Loan).

2.4.5 Participation Obligations Unconditional. (a) Each Revolving Lender’s obligation to make available to the Administrative Agent for the account of the Swing Line Lender the amount of its participation interest in all Swing Line Loans as provided in Section 2.4.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender or any other Person, (ii) the occurrence or continuance of an Event of Default or Unmatured Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any Subsidiary thereof, (iv) any termination of the Revolving Commitments or (v) any other circumstance, happening or event whatsoever.

(b) Notwithstanding the provisions of clause (a) above, no Revolving Lender shall be required to purchase a participation interest in any Swing Line Loan if, prior to the making by the Swing Line Lender of such Swing Line Loan, the Swing Line Lender received written notice specifying that one or more of the conditions precedent to the making of such Swing Line Loan were not satisfied and, in fact, such conditions precedent were not satisfied at the time of the making of such Swing Line Loan.

2.5 Incremental Term Loans.

(a) If no Unmatured Event of Default or Event of Default exists, the Borrower may, by written notice (substantially in the form of Exhibit I) to the Administrative Agent (which shall promptly advise each Lender) request the making of an additional tranche of term loans (each an “Incremental Term Loan”) by an amount for all such requests, plus the amount of any increases in the Revolving Commitments pursuant to Section 2.6, not to exceed $20,000,000; provided that (i) any such request shall (x) be in a minimum amount of $5,000,000 or a higher integral multiple of $1,000,000 and (y) set forth the date that the Borrower proposes the Incremental Term Loans be made, the requested amount and the proposed terms of the Incremental Term Loans. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to provide an Incremental Term Loan and, if so, whether by an amount equal to, greater than or less than its Total Percentage. Any Lender not responding within such time period shall be deemed to have declined to provide such an Incremental Term Loan.

(c) The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to the request made hereunder. To achieve the full amount of the requested tranche of Incremental Term Loans and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to provide Incremental Term Loans (any Person providing an Incremental Term Loan, each an “Incremental Lender”).

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(d) The Administrative Agent and the Borrower shall determine the effective date (the “ITL Effective Date”) and the final allocation of the tranche of Incremental Term Loans. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of the tranche of Incremental Term Loans and the ITL Effective Date.

(e) The Incremental Term Loans shall be on the same terms as the Term Loans made on the Effective Date. The aforementioned supplement to this Agreement may, without the consent of any Lender that is not an Incremental Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provisions of this Section 2.5.

(f) The making of the Incremental Term Loans shall be documented pursuant to a supplement to this Agreement executed by the Borrower, each applicable Incremental Lender and the Administrative Agent.

(g) As a condition precedent to the making of any Incremental Term Loan, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the ITL Effective Date (in sufficient copies for each Lender) signed by the secretary or an assistant secretary of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Section 9 and the other Loan Documents are true and correct in all material respects on and as of the ITL Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that, for purposes of this Section 2.5, the representations and warranties contained in Section 9.4 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 10.1, and (2) no Unmatured Event of Default or Event of Default exists and (ii) all fees and expenses (including any upfront and arrangement fees) with respect to the Incremental Term Loans shall have been paid.

(h) The Incremental Term Loans, shall constitute Loans under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and shall, without limiting the foregoing, benefit equally and ratably with respect to the security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the Uniform Commercial Code (as defined in the Security Agreement) or other Applicable Law relating to the perfection of security interests after giving effect to the establishment of the Incremental Term Loans.

2.6 Increase in Revolving Commitments.

(a) Request for Increase. Provided there exists no Unmatured Event of Default or Event of Default, upon notice (substantially in the form of Exhibit I) to the Administrative Agent

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(which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Revolving Commitments by an amount for all such requests, plus the amount of any Incremental Term Loans, not exceeding $20,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 or a higher integral multiple of $1,000,000 and (ii) the Borrower may make a maximum of three such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Lenders).

(b) Revolving Lender Elections To Increase. Each Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than or less than its Applicable Percentage of such requested increase. Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment. Any increase in the Commitment of a Revolving Lender shall be subject to the consent of the Issuing Lenders.

(c) Notification by Administrative Agent; Additional Revolving Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Revolving Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Issuing Lenders and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Revolving Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Increase Effective Date and Allocations. If the Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by the secretary or an assistant secretary of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Section 9 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that, for purposes of this Section 2.6, the representations and warranties contained in Section 9.4 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 10.1, and (2) no Unmatured Event of Default or Event of Default exists and (ii) all fees and expenses (including any upfront and arrangement fees) with respect to such increase shall have been paid. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 8.4) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

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2.7 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.8 Certain Conditions. Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Credit Extension if an Event of Default or Unmatured Event of Default exists or would result therefrom.

2.9 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 13 or otherwise), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposures with respect to such Defaulting Lender in accordance with Section 2.10; fourth, as the Borrower may request (so long as no Unmatured Event of Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent in its discretion, to be held in a deposit account as Cash Collateral for release in such order as the Administrative Agent shall determine in order to satisfy (x) such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, (y) the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.10, and (z) such Defaulting Lender’s future indemnity obligations to the Administrative Agent under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting

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Lender’s breach of its obligations under this Agreement; seventh, so long as no Unmatured Event of Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or LC Liabilities in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made, or the related Letters of Credit were issued, at a time when the conditions set forth in Section 12.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Liabilities owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Liabilities owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.9(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 5.1 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive participation fees under Section 5.2(a) with respect to its participation in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.10.

(C) With respect to any participation fees with respect to Letters of Credit not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

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(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Outstandings of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.10.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.9(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustment will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.10 Cash Collateral.

(a) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Lenders’ Fronting Exposures with respect to such Defaulting Lender (determined after giving effect to Section 2.9(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Cash Collateral Amount.

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(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (c) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided or that the total amount of such Cash Collateral is less than the Minimum Cash Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the applicable Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.10 or Section 2.9 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.10 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.9, the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that, to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 3 RECORDKEEPING. Each Lender shall record in its records the date and amount of each Loan made by such Lender, each repayment or conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount of the Loans owing to such Lender. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrower hereunder to repay the principal amount of each Loan made by such Lender together with all interest accruing thereon.

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SECTION 4 INTEREST.

4.1 Interest Rates. The Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date such Loan is advanced until such Loan is paid in full as follows:

(a) in the case of Revolving Loans and Term Loans, (i) at all times such Loan is a Base Rate Loan, at a rate per annum equal to the sum of (A) the Base Rate from time to time in effect plus (B) the applicable Base Rate Margin from time to time in effect; (ii) at all times such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate applicable to each Interest Period for such Loan plus (B) the applicable Eurodollar Margin from time to time in effect; and

(b) in the case of Swing Line Loans, at a rate per annum equal to (i) the sum of (A) the Base Rate from time to time in effect plus (B) the applicable Base Rate Margin from time to time in effect, or (ii) such lower rate offered by the Swing Line Lender in its sole discretion.

4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan and Swing Line Loan shall be payable in arrears on the last Business Day of each calendar quarter and at maturity. Accrued interest on each Eurodollar Loan shall be payable in arrears on the last day of each Interest Period relating to such Loan (and, in the case of a Eurodollar Loan with an Interest Period longer than three months, on each three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

4.3 Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Borrower and each applicable Lender. Each determination of the applicable Eurodollar Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of manifest error. The Administrative Agent shall, upon written request of the Borrower or any applicable Lender, deliver to the Borrower or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable Eurodollar Rate hereunder.

4.4 Computation of Interest. All determinations of interest for Base Rate Loans and Swing Line Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. All other computations of interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days (which results in more interest being paid than if computed on the basis of a 365-day year). The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

4.5 Default Interest and Fees. Notwithstanding the foregoing or any provision in Section 5, (x) for purposes of the interest rate on all Loans outstanding and the fees set forth in Section 5 with respect to all Loans outstanding and all Letters of Credit outstanding, the interest rate or fee applicable to each Loan or Letter of Credit shall be increased by 2% and (y) interest

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shall accrue on all other amounts outstanding hereunder that are due hereunder at 2% plus the interest rate applicable to Base Rate Revolving Loans, in each case:

(a) automatically upon the occurrence of any Event of Default under Section 13.1(h) or (i) until such Event of Default is no longer continuing; and

(b) in the event any other Event of Default is continuing and the Required Lenders declare (at their option) by written notice to the Borrower that they elect to have such interest accrue, upon the delivery of such notice until such Event of Default is no longer continuing or such notice is revoked by the Required Lenders (which revocation shall be at the option of the Required Lenders notwithstanding any provision of Section 15.1).

SECTION 5 FEES.

5.1 Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, for the period from the Effective Date to the Revolving Termination Date, at a rate per annum equal to the Commitment Fee Rate on the daily average of such Revolving Lender’s Revolving Percentage of the unused portion of the Revolving Commitment Amount. For purposes of calculating usage under this Section, the Revolving Commitment Amount shall be deemed used to the extent of the Revolving Outstandings less the outstanding amount of any Swing Line Loans. Such commitment fees shall be payable in arrears on the last Business Day of each calendar quarter and on the Revolving Termination Date, in each case for any period then ending for which the applicable commitment fee shall not have theretofore been paid. Commitment fees shall be computed for the actual number of days elapsed on the basis of a year of 360 days (which results in more fees being paid than if computed on the basis of a 365-day year).

5.2 Letter of Credit Fees. (a) Each Borrower agrees to pay to the Administrative Agent for the account of the Lenders pro rata according to their respective Revolving Percentages a letter of credit fee for each Letter of Credit issued for the account of the Borrower in an amount equal to the applicable LC Fee Rate per annum in effect from time to time of the Stated Amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days (which results in more fees being paid than if computed on the basis of a 365-day year)). Such letter of credit fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Revolving Termination Date (and, if any Letter of Credit remains outstanding on the Revolving Termination Date, thereafter on demand) for the period from the date of the issuance of each Letter of Credit to the date such payment is due or, if earlier, the date on which such Letter of Credit expired, was fully drawn or was terminated.

(b) The Borrower agrees to pay each Issuing Lender a fronting fee for each Letter of Credit issued or the term of which is extended by such Issuing Lender for the account of the Borrower at the rate or rates separately agreed upon between the Borrower and such Issuing Lender.

(c) In addition, the Borrower agrees to pay to the applicable Issuing Lender, for its own account, such fees and expenses with respect to each Letter of Credit issued for the account of the Borrower, as such Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

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5.3 Administrative Agent’s and Arranger’s Fees. The Borrower agrees to pay to the Administrative Agent and the Arrangers such fees as are mutually agreed to in writing from time to time by the Borrower, the Administrative Agent and such Arrangers.

5.4 Upfront Fees. The Borrower agrees to pay to the Administrative Agent for the account of the Lenders such upfront fees as have been previously agreed to in writing by the Borrower, the Administrative Agent and BMO Capital Markets Corp.

SECTION 6 REPAYMENT OF LOANS; REDUCTION AND TERMINATION OF THE COMMITMENTS; PREPAYMENTS.

6.1 Repayment of Loans. (a) The Term Loans shall be repaid in installments on the dates and in the amounts set forth on Schedule 6.1, with a final installment on the Term Maturity Date in an amount equal to the then unpaid principal balance of the Term Loans. Each such installment shall be applied to repay the Term Loans of the Term Lenders according to their respective Term Percentages.

(b) All Revolving Loans shall be repaid in full on the Revolving Termination Date.

(c) Each Swing Line Loan shall be repaid in full on the earlier of (i) the seventh day after such Swing Line Loan was made, and (ii) the Revolving Termination Date.

6.2 Commitment Reductions

6.2.1 Reductions in Revolving Commitment Amount. The Borrower may from time to time on at least five Business Days’ prior written notice (or such shorter notice as the Administrative Agent may agree) received by the Administrative Agent (which shall promptly advise each Revolving Lender thereof) permanently reduce the Revolving Commitment Amount to an amount not less than the Revolving Outstandings. Any such reduction shall be in the amount of $1,000,000 or a higher integral multiple thereof. The Borrower may at any time on like notice terminate the Revolving Commitments upon payment in full of all Revolving Loans and Swing Line Loans and all other Obligations of the Borrower hereunder in respect of such Loans and Cash Collateralization in full, pursuant to documentation in form and substance reasonably satisfactory to the Issuing Lenders, of all LC Liabilities of the Borrower. All reductions of the Revolving Commitment Amount shall reduce the Revolving Commitments pro rata among the Revolving Lenders according to their respective Revolving Percentages.

6.3 Prepayments.

6.3.1 Voluntary Prepayments. The Borrower may from time to time prepay Loans in whole or in part, without premium or penalty; provided that the Borrower shall give the Administrative Agent (which shall promptly advise each applicable Lender) notice thereof not later than 11:00 a.m. (or in the case of payment of any Swing Line Loan, 12:00 noon) on the date of such prepayment in the case of a Base Rate Loan and upon three Business Days’ prior notice

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in the case of a Eurodollar Loan, substantially in the form of Exhibit F, specifying the Loans to be prepaid and the date (which shall be a Business Day) and amount of prepayment. Each partial prepayment of Loans shall be in a principal amount of $1,000,000 or a higher integral multiple of $100,000.

6.3.2 Mandatory Prepayments and Commitment Reductions. If the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from an Asset Sale in excess of $5,000,000, the Borrower shall apply an amount equal to the relevant portion of such proceeds (any such application, a “Proceeds Application”), in accordance with Section 6.3.3; provided, that (x) so long as no Event of Default shall have occurred and be continuing and (y) upon written notice to the Administrative Agent, the Borrower, directly or through one or more of its Subsidiaries, shall have the option to invest such Net Cash Proceeds within 180 days of receipt thereof in assets of the general type used in the business of the Borrower and its Subsidiaries (provided that if, prior to the expiration of such 180-day period, the Borrower, directly or through its Subsidiaries, shall have entered into a binding agreement providing for such investment on or prior to the expiration of an additional 90-day period, such 180-day period shall be extended to the date provided for such investment in such binding agreement).

6.3.3 Application of Proceeds; Additional Prepayments. Each Proceeds Application under Section 6.3.2 shall be applied to prepay the Term Loans ratably on a pro rata basis until the Term Loans have been paid in full.

6.4 All Prepayments of Eurodollar Loans. Each prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

6.5 All Prepayments of Term Loans. Each prepayment of Term Loans shall be applied to the remaining scheduled amortization payments (including the final payment at maturity) of the Term Loans on a pro rata basis.

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments. All payments of principal of or interest on the Loans, and of all fees, shall be made by the Borrower to the Administrative Agent in immediately available funds, without setoff, defense, recoupment or counterclaim, at the office specified by the Administrative Agent not later than 12:00 noon on the date due (or such later time as the Administrative Agent may agree); and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day. Subject to Section 2.9, the Administrative Agent shall promptly remit to each applicable Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by the Borrower directly to the Lender entitled thereto.

7.2 Application of Payments. Subject to the requirements of Section 6.1, each payment hereunder shall be applied as the Borrower shall direct by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, to amounts that are then due and payable (with any excess to be applied to prepay Loans at the

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Administrative Agent’s option); provided that if at any time, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed disbursements for Letters of Credit, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of unreimbursed disbursements for Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed disbursements for Letters of Credit then due to such parties, (ii) second, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of commitment fees or Letter of Credit fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurodollar Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4 Setoff. The Borrower agrees that the Administrative Agent and each Lender have all rights of setoff and bankers’ lien provided by Applicable Law, and in addition thereto, the Borrower agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Borrower hereunder, whether or not then due, any balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Administrative Agent or such Lender.

7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.3, 8.7 or 15.8 or any payment to the Swing Line Lender in respect of any Swing Line Loan) on account of principal of or interest on any of its Loans (or on account of its participation in any other Credit Extension) in excess of its pro rata share (in accordance with the terms of this Agreement) of payments and other recoveries obtained by all Lenders on account of principal of and interest on their respective Loans (or such participations) then held by them, such Lender shall purchase from the other Lenders such participation in the Loans (or sub-participations in the other Credit Extensions) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6 Taxes.

(a) Defined Terms. For purposes of this Section 7.6, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or

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withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower hereby indemnifies each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Lender, the Borrower shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority; provided that neither the Administrative Agent nor any Lender shall be under any obligation to provide any such notice to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower hereby indemnifies the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by Section 7.6(e). Each Lender shall indemnify the Borrower, and shall make payment in respect thereof, within ten days after demand therefor, for any amount that the Borrower is required to pay to the Administrative Agent pursuant to the immediately preceding sentence.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.8.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall

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be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 7.6, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7.6 (g)(ii)(A) and (ii)(B) and 7.6(h) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

i. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to

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payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii. executed copies of IRS Form W-8ECI;

iii. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

iv. to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner; and

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(h) Documentation Required by FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including

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those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of any Recipient, or have any obligation to pay to any Recipient, any refund of Taxes withheld or deducted from funds paid for the account of such Recipient, as the case may be. If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 7.6 (including by the payment of additional amounts pursuant to this Section 7.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this clause (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (i), in no event will a Recipient be required to pay any amount to an indemnifying party pursuant to this clause (i) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (i) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section 7.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations hereunder and under the other Loan Documents.

(k) Updates. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 7.6 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS.

8.1 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 8.1(e)) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (except to the extent such Taxes are Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan (or, in the case of any Change in Law with respect to Taxes, any Loan) or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered (even if implemented prior to the absolute date such implementation is required by such Change in Law).

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(c) Certificates for Reimbursement. A certificate of a Lender, Issuing Lender or other Recipient setting forth the amount or amounts necessary to compensate such Lender, Issuing Lender or other Recipient or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, Issuing Lender or other Recipient, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender, Issuing Lender or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, Issuing Lender’s or other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, Issuing Lender or other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, Issuing Lender or other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, Issuing Lender’s or other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Eurocurrency Liabilities. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten days prior to the relevant interest payment date, such additional interest shall be due and payable ten days from receipt of such notice.

8.2 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate, or

(b) the Required Lenders advise the Administrative Agent that (i) the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable,

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then the Administrative Agent shall promptly give notice thereof to the Borrower and the Lenders and, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans shall be suspended.

8.3 Change in Legality. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain, or convert any Loan into, a Eurodollar Loan, then, upon written notice by such Lender to the Borrower and to the Administrative Agent, which notice shall specify the extent of such unlawfulness (e.g., whether such unlawfulness applies to Eurodollar Loans generally or only to Interest Periods of a particular length):

(a) any request for the making or continuation of, or the conversion of Base Rate Loans into, Eurodollar Loans shall, solely as to such Lender and to the extent a Eurodollar Loan by such Lender would be (or during the applicable Interest Period would become) unlawful, be disregarded and the Loan of such Lender that would be part of the applicable borrowing of Eurodollar Loans shall be made as, converted to or continue to be maintained as a Base Rate Loan; and

(b) each outstanding Eurodollar Loan of such Lender shall, on the last day of the Interest Period therefor (unless such Loan may be continued as a Eurodollar Loan for the full duration of any requested new Interest Period without being unlawful) or on such earlier date as such Lender shall specify is necessary pursuant to the applicable Change in Law, convert to a Base Rate Loan.

8.4 Funding Losses. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 6.2 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 8.7, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

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The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

8.5 Right of Lenders to Fund through Other Offices. Subject to Section 8.7, each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a notice to the Borrower and the Administrative Agent.

8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of its Loans in any manner it sees fit, it being understood, however, that for purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

8.7 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 8.1, or delivers a notice described in Section 8.3, or requires the Borrower to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 7.6, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce any amount payable pursuant to Section 8.1 or 7.6, or illegality, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 8.1, or if any Lender delivers a notice described in Section 8.3 or if the Borrower is required to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 7.6, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 8.7(a) (each such Lender, an “Increased Cost Lender”), or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 8.1 or Section 7.6) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 15.8;

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(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Liabilities, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 8.1 or payments required to be made pursuant to Section 7.6, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) in the case of any such assignment resulting from a notice of illegality under Section 8.3, such assignment will eliminate such illegality; and

(v) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender and Issuing Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or Issuing Lender, as the case may be, as assignor, any Assignment and Assumption necessary to effect any assignment of such Lender’s or Issuing Lender’s interests hereunder in the circumstances contemplated by this Section 8.7. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as an Increased Cost Lender or Defaulting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effect such assignment in accordance with Section 15.8. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 15.8 on behalf of an Increased Cost Lender or Defaulting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 15.8.

8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent manifest error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive the termination of this Agreement.

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SECTION 9 REPRESENTATIONS AND WARRANTIES. To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue or participate in Letters of Credit hereunder, the Borrower represents and warrants, as to itself and its Subsidiaries, to the Administrative Agent and the Lenders that:

9.1 Existence; Power. The Borrower and each of its Subsidiaries (a) is duly incorporated or organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

9.2 Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Loan Parties and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

9.3 Approvals; No Conflicts.

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (ii) will not violate any Applicable Law or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under the Organizational Documents of any Loan Party, and (iv) will not result in the creation or imposition of any Lien on any asset of the Loan Parties, except Liens created under the Loan Documents.

(b) Except as contemplated by the Loan Documents, all consents, approvals or authorizations of, or filings, registrations or qualifications with, any Governmental Authority or any other Person, necessary or, in the sole discretion of Lenders, advisable to be obtained by a Loan Party in connection with this Agreement, the other Loan Documents, the consummation of the Initial Public Offering and the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby have been obtained and are in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Initial Public Offering or the financing contemplated hereby.

9.4 Financial Statements. (a) The Borrower and its Subsidiaries have furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2013, and the related consolidated statements of income and cash flows for the

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Fiscal Quarter and year-to-date period then ended and (ii) the unaudited balance sheet, consolidated statements of income and cash flows for the Fiscal Quarters and year-to-date periods ended March 31, 2014, June 30, 2014 and September 30, 2014, certified by a Responsible Officer. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the aforementioned statements. Since December 31, 2013, no event or circumstance has occurred with respect to the Borrower and its Subsidiaries which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) All balance sheets, all statements of income and of cash flows and all other financial information of the Borrower and its Subsidiaries furnished pursuant to Section 10.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied with the financial statements referred to in Section 9.4(a), and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

9.5 Litigation and Insurance Regulatory Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Loan Parties, threatened against or affecting the Loan Parties or any non-Loan Party Subsidiary (i) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Except for the matters set forth on Schedule 9.5(b) and except with respect to any other matters that would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Insurance Law or to obtain, maintain or comply with any permit, license or other approval required under any Insurance Law, (ii) has become subject to any Insurance Liability, (iii) has received notice of any claim with respect to any Insurance Liability or (iv) knows of any basis for any Insurance Liability.

9.6 Compliance with Laws and Agreements. The Borrower and each of its Subsidiaries is in compliance with (a) all Applicable Law (including Environmental Laws) and all judgments, decrees and orders of any Governmental Authority, including, without limitation, all Insurance Laws and Orders, to the extent applicable, and all applicable State Insurance Regulatory Agency regulations and (b) all indentures, agreements or other instruments binding upon it or its properties, except, in the case of clauses (a) and (b), where non-compliance, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and each Subsidiary holds all material permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in material compliance with all Applicable Laws relating thereto.

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9.7 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

9.8 Taxes. The Loan Parties and each of their Subsidiaries have timely filed or caused to be filed all Federal income Tax returns and all other material Tax returns that are required to be filed by them, and have paid all Taxes shown to be due and payable on such returns and on any assessments made against them or their property, except (a) where the same are currently being contested in good faith by appropriate proceedings and for which the appropriate Persons have set aside on its books adequate reserves in accordance with GAAP and (b) to the extent failure to make such payment would not reasonably be expected to result in liability in excess of $1,000,000, individually or in the aggregate. The charges, accruals and reserves on the books of the Loan Parties and each of their Subsidiaries in respect of Taxes are adequate, and no Tax liabilities that could be materially in excess of the amounts so provided are anticipated or have been threatened or asserted in writing to the Loan Parties or their respective Subsidiaries. Neither the Loan Parties nor any of their Subsidiaries are parties to a “reportable transaction” as set forth in U.S. Treasury Regulations Section 1.6011-4.

9.9 Margin Regulations. Neither the making of any Loan (or any conversion thereof) or the issuance of any Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X of the FRB or any other regulation of the FRB. Neither the Borrower nor or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

9.10 ERISA. None of the Borrower nor any of its Subsidiaries or any of their ERISA Affiliates ever have sponsored, maintained, contributed to, or incurred any liability, contingent or otherwise, to any Plan or Non-U.S. Plan. None of the Borrower nor any of its Subsidiaries or ERISA Affiliates is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan.

9.11 Property; Insurance.

(a) Each of the Loan Parties has good title to, or valid leasehold interests in, all of its real and personal property, including all properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 9.4 or purported to have been acquired by the Loan Parties after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens except Permitted Liens. All leases that individually or in the aggregate are material to the business or operations of the Loan Parties are valid and subsisting and are in full force.

(b) The Borrower and each of its Subsidiaries owns, or is licensed or otherwise has the right to use, all Intellectual Property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

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(c) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates. Schedule 9.11(c) sets forth all insurance carried by the Borrower and its Subsidiaries on the Effective Date, setting forth in detail the amount and type of such insurance.

(d) Each Loan Party (i) maintains errors and omissions coverage with financially sound and reputable insurance companies which are not Affiliates of the Borrower, but with limits no lower than $1,000,000 per claim and $1,000,000 aggregate; and (ii) and maintains such other coverage as is commercially reasonable.

9.12 Disclosure. As of the Closing Date, the Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished), when taken as a whole, contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that actual results may vary and that such variances may be material).

9.13 Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any of its Subsidiaries, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.14 Subsidiaries. Schedule 9.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and the other Loan Parties, in each case as of the Effective Date. As of the Effective Date, except as set forth on Schedule 9.14, there are no outstanding commitments or other obligations of any Loan Party or Subsidiary thereof to issue, and no options, warrants or other rights of any

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Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party or Subsidiary thereof. Except as set forth in Schedule 9.14, the Borrower directly or indirectly owns all of the Equity Interests of each of its Subsidiaries.

9.15 Deposit and Disbursement Accounts. Schedule 9.15 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Effective Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.

9.16 Collateral Documents. The Collateral Documents are effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties (as defined therein) a legal, valid and enforceable first priority security interest in the Collateral, and when Uniform Commercial Code financing statements in appropriate form are filed in the offices specified in the Security Agreement and/or the Pledge Agreement, the Security Agreement and the Pledge Agreement shall constitute a fully perfected first priority Lien (to the extent that such Lien may be perfected by the filing of a Uniform Commercial Code financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than (i) with respect to Liens expressly permitted by Section 11.2 and (ii) with respect to Collateral that is Equity Interests in Foreign Subsidiaries or Collateral that is located outside of the United States that in each case set forth in this clause (ii), the perfection and priority of which is governed by non-U.S. laws. With respect to those Equity Interests that are certificated (other than Equity Interests of Foreign Subsidiaries), when the certificates evidencing such Equity Interests pledged pursuant to the Security Agreement or the Pledge Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Equity Interests shall be fully perfected first priority security interests, perfected by “control” as defined in the Uniform Commercial Code.

9.17 Indebtedness and Liens. As of the Effective Date, and other than as set forth in Schedule 9.17, (i) the Loan Parties do not have any Debt other than the Loans and (ii) the property that is required for the Loan Parties’ business as well as the Loan Parties’ Equity Interests are, other than the Liens granted to the Lenders pursuant to this Agreement, free and clear of all Liens, security interests, encumbrances and other adverse interests.

9.18 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurring of any obligations by any Loan Party under any Loan Document or from the grant or perfection of the Liens of the Administrative Agent and the Lenders on the Collateral in accordance with the Collateral Documents.

9.19 Continued Business. There exists no actual, pending or, to the knowledge of the Borrower, threatened termination, cancellation or limitation of, or modification or change in the business relationship of the Borrower, or any Subsidiary and any customer, or any group of customers, which termination, cancellation, limitation, modification or change, if realized, would reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances that would reasonably be expected to have a Material Adverse Effect.

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9.20 Solvency. The Loan Parties have received consideration that is the reasonable equivalent value of the obligations and liabilities that the Loan Parties have incurred to the Administrative Agent and the Lenders. No Loan Party is insolvent (as defined in any applicable state, Federal or relevant foreign statute) or will be rendered insolvent by the execution and delivery of the applicable Loan Documents and the consummation of the transactions contemplated thereby. No Loan Party is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder. No Loan Party intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature.

9.21 State and Federal Regulation. The Loan Parties and each of their Subsidiaries are in compliance in all material respects with all applicable Insurance Laws.

9.22 Anti-Money Laundering and Anti-Terrorism Finance Laws. To the extent applicable, each Loan Party is in compliance, in all material respects, with anti-money laundering laws and anti-terrorism finance laws including the Bank Secrecy Act and the Patriot Act (the “Anti-Terrorism Laws”).

9.23 Anti-Corruption Laws. No part of the proceeds of the Loans or Letters of Credit shall be used, directly or indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (i) influencing any act or decision of such Foreign Official in his official capacity, (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality or (b) in a manner that violates the U.S. Foreign Corrupt Practices Act of 1977 or similar laws of other jurisdictions applicable to a Lender as to which such Lender has advised the Borrower (all laws referred to in clause (b) being “Anti-Corruption Laws”). To the knowledge of any Loan Party, no agent of any Loan Party that will act in any capacity in connection with, or benefit from, the Credit Extensions has in the past five years knowingly engaged in any activity or conduct which would violate any Anti-Corruption Laws applicable to such Loan Party.

9.24 Sanctions Laws. No Loan Party and to the knowledge of the Borrower, no Affiliate or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans or Letters of Credit is any of the following (a “Restricted Person”): (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (b) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official

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website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign governmental authority; (c) a Person that is owned 50 percent or more by or otherwise controlled by any Person described in Section 9.24(b); or (d) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in Section 9.24(a), (b) or (c). Further, none of the proceeds from the Loans or Letters of Credit shall be used to finance or facilitate, directly or indirectly, any transaction with, any investment in, or any dealing for the benefit of, any Restricted Person or any transaction, investment or dealing in which the benefit is received in a country for which such benefit is prohibited by any Sanctions laws. No Loan Party is located in a country that is the subject or target of Sanctions.

SECTION 10 AFFIRMATIVE COVENANTS. Until the expiration or termination of the Commitments and thereafter until all Obligations of any Loan Party hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated:

10.1 Financial Statements and Other Information. The Borrower shall deliver to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by BDO USA, LLP or other independent public accountants reasonably acceptable to the Required Lenders (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within 45 days after the end of each Fiscal Quarter, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the then elapsed portion of the Fiscal Year, setting forth in each case the comparative form with the consolidated balance sheets, statements of income and cash flows for the comparable periods in the previous Fiscal Year;

(c) for the financial statements referred to in clause (a) of this Section, a management’s discussion and analysis of the financial condition and results of operations for such Fiscal Year, as compared to the previous Fiscal Year and budgeted amounts (including commentary on (x) any material developments or proposals affecting the Borrower and its Subsidiaries, as applicable, or their businesses and (y) the reasons for any significant variations from the projections for such period and the figures for the corresponding period in the previous Fiscal Year);

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(d) concurrently with the delivery of the financial statements referred to in clauses (a) through (b) of this Section, a Compliance Certificate signed by a Responsible Officer of the Borrower (A) certifying as to whether there exists an Unmatured Event of Default or an Event of Default on the date of such certificate and, if an Unmatured Event of Default or an Event of Default then exists, specifying the details thereof and the action which the Loan Parties have taken or propose to take with respect thereto, (B) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Section 11.17, (C) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Effective Date or as of the most recent Fiscal Year or Fiscal Quarter as the case may be, and (D) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrower and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(e) concurrently with the delivery of the financial statements referred to in clause (a) above, the Loan Parties shall use commercially reasonable efforts to deliver a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Event of Default in respect of the financial covenants set forth in Section 11.17;

(f) as soon as available and in any event within 90 days after the end of the Fiscal Year, the Borrower’s operating budget for (i) the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow and (ii) each Fiscal Quarter of the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow;

(g) promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, or with any national securities exchange, or distributed by the Borrower, to its shareholders generally, as the case may be; provided, that such filings shall be deemed delivered to the Administrative Agent on the earlier of the date such statements or reports are available at (i) www.sec.gov and (ii) the Borrower’s website at www.patnat.com and notice of such availability is sent to the Administrative Agent;

(i) with respect to each customer of the Borrower and its Subsidiaries that accounts for greater than 15% of the aggregate Reference Premiums Written for the Borrower and its Subsidiaries, within ten Business Days after the end of each month, a report in form satisfactory

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to the Administrative Agent setting forth the percentage concentration of the Reference Premiums Written for each such customer of the Borrower and its Subsidiaries as of the last day of each month out of the aggregate amount of the Reference Premiums Written for all customers of the Borrower and its Subsidiaries as of the last day of each month;

(j) promptly following receipt of any form of material notice, summons, citation, proceeding or order received from any State Insurance Regulatory Agency or any other Governmental Authority that would materially and adversely affect the Lenders or the Borrower or any of its Subsidiaries;

(k) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

10.2 Notices of Material Events.

10.2.1 The Borrower will each furnish to the Administrative Agent and each Lender prompt notice of any of the following:

(a) the occurrence of any Unmatured Event of Default or Event of Default;

(b) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower or any of its Subsidiaries that, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Insurance Law or to obtain, maintain or comply with any permit, license or other approval required under any Insurance Law, (ii) becomes subject to any Insurance Liability, (iii) receives notice of any claim with respect to any Insurance Liability, or (iv) becomes aware of any basis for any Insurance Liability, in each case which, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(d) promptly and in any event within 30 days after (i) the Borrower of any of its Subsidiaries or ERISA Affiliates knows or has reason to know (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date of any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, or the incurrence of any liability to any Plan, Non-U.S. Plan, or Multiemployer Plan by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 or 430 of the IRC or Section 302 of ERISA which results in a material increase in contribution obligations of the Borrower or its Subsidiaries or ERISA Affiliates, a detailed written description thereof from the chief financial officer of the Borrower;

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(e) the loss of any of Guarantee Insurance Company, Zurich Insurance Group Ltd., Scottsdale Insurance Company, or American International Group, Inc. or any of their respective Affiliates as a customer of the Borrower or any of its Subsidiaries;

(f) any other event or occurrence that has, or would reasonably be expected to have, a Material Adverse Effect.

10.2.2 The Borrower will furnish to the Administrative Agent, promptly and in any event at least 30 days prior thereto, notice of any change (i) in its or each of its Subsidiaries’ legal name, (ii) in its or each of its Subsidiaries’ identity or legal structure, (iii) in its or each of its Subsidiaries’ federal taxpayer identification number or organizational number or (iv) in its or each of its Subsidiaries’ jurisdiction of organization.

Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

10.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 11.3.

10.4 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to their respective businesses and properties, including all Insurance Laws, Environmental Laws, and ERISA, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

10.5 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, file all required Tax returns and pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all Taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or a Subsidiary, as the case may be, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

10.6 Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

10.7 Visitation and Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender (in

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coordination with the Administrative Agent) to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request after reasonable prior notice to the Borrower; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required; provided, further, that so long as no Event of Default shall have occurred and be continuing, the Borrower shall only be required to reimburse the Administrative Agent for one such visit per Fiscal Year.

10.8 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted,

10.9 Insurance. The Borrower will, and will cause each of its Subsidiaries to (a) maintain with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will furnish to the Administrative Agent, promptly following the Administrative Agent’s request, a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Loan Parties in accordance with this Section and (b) within five Business Days after the Effective Date and at all times thereafter, name the Administrative Agent and each Lender as additional insured (pursuant to an endorsement approved by the Administrative Agent) on all liability policies of the Loan Parties and the Administrative Agent as lender’s loss payee (pursuant to a lender’s loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Loan Parties.

10.10 Use of Proceeds; Margin Regulations. The Borrower shall use the proceeds of the Credit Extensions for general corporate purposes and to repay the Debt to be Repaid. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of Insurance Laws, the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.

10.11 Cash Management. The Borrower shall, and shall cause each of its Subsidiaries, to:

(a) Subject to Section 10.13(b), maintain all deposit accounts, disbursement accounts, securities accounts, investment accounts and lockbox accounts (each such deposit account, disbursement account, securities account, investment account and lockbox account, a “Controlled Account”) in an account to which the Borrower and each of its Subsidiaries has granted a first priority Lien to the Administrative Agent and such Controlled Account is subject to Control Account Agreements, other than (i) accounts for which the average daily balance of amounts on deposit therein does not exceed $1,000,000 in the aggregate, (ii) payroll accounts for which the amount therein will be paid within seven days and (iii) other accounts as agreed to from time to time by the Administrative Agent;

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(b) deposit promptly, and in any event no later than 10 Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts.

10.12 Additional Subsidiaries; Collateral. The Borrower will take, and cause each Subsidiary to take, such actions as are necessary (including the execution and delivery of such security agreements, financing statements and continuations thereof, termination statements, notices of assignment, certificates, assurances, resolutions, opinions and other instruments as the Administrative Agent or the Required Lenders may reasonably request from time to time) in order to ensure that (x) the Secured Obligations are secured by substantially all of the assets of the Borrower and the Guarantors (subject to such exceptions as are expressly set forth in the Loan Documents or agreed to with the prior written consent of the Administrative Agent) and guaranteed by all Subsidiaries of the Borrower (including, promptly upon the acquisition or creation thereof, any Subsidiary created or acquired after the date hereof) other than Foreign Subsidiaries to the extent the assets of all Foreign Subsidiaries that are not Guarantors do not exceed 5% of the total assets of the Borrower and its Subsidiaries on a consolidated basis, and (y) the Obligations of each Guarantor under the Guaranty are secured by substantially all of the assets of such Guarantor (subject to such exceptions as are expressly set forth in the Loan Documents or agreed to by the Administrative Agent). Notwithstanding the foregoing, (A) no Foreign Subsidiary shall be required to issue any guaranty or grant any collateral and (B) no Loan Party shall be required to pledge more than 65% of the voting stock of any Foreign Subsidiary, in each case, if such action would result in adverse tax consequences to the Borrower or any other Loan Party.

10.13 Further Assurances.

(a) The Borrower will, and will cause each of its Subsidiaries to, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the registration, filing and recording, or cause to be registered, filed or recorded, of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower and its Subsidiaries also agree to provide, or cause to be provided, to the Administrative Agent or the Required Lenders, from time to time upon request, (i) evidence reasonably satisfactory to the Administrative Agent, as to the perfection of the Liens created or intended to be created by the Collateral Documents and (ii) other documentation, instruments, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders as the Administrative Agent shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Collateral Documents.

(b) Not later than 30 days after the Effective Date (or such longer time as the Administrative Agent may otherwise agree in writing), and without limiting clause (a) above, and at all times thereafter, maintain, and cause each Subsidiary to maintain its Controlled Accounts in accordance with Section 10.11(a).

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10.14 Insurance. Each Loan Party shall (i) maintain errors and omissions coverage reasonably acceptable to Administrative Agent, but with limits no lower than $1,000,000 per claim and $1,000,000 aggregate; and (ii) and maintain such other coverage as is commercially reasonable. At Administrative Agent’s request, the Loan Parties shall provide evidence of such insurance.

10.15 Anti-Corruption Laws. Each Loan Party shall maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Loan Parties and their Subsidiaires and their respective directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions laws.

SECTION 11 NEGATIVE COVENANTS. Until the expiration or termination of the Commitments and thereafter until all Obligations of any Loan Party hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated:

11.1 Debt and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Debt, except:

(a) Debt created pursuant to the Loan Documents;

(b) Debt of the Loan Parties existing on the date hereof and set forth on Schedule 9.17 and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof in excess of the outstanding principal amount as of the Effective Date or shorten the maturity or the weighted average life thereof;

(c) Debt of any Loan Party to any other Loan Party;

(d) Purchase money debt or Capital Lease Obligations in an aggregate principal amount at any time outstanding not to exceed $500,000;

(e) Debt of the Borrower and its Subsidiaries in an Investment permitted by Section 11.4 or a disposition permitted by Section 11.6 consisting of agreements providing for indemnification, the adjustment of purchase price or similar adjustments;

(f) Hedging Obligations permitted by Section 11.10;

(g) unsecured Debt in an aggregate principal amount at any time outstanding not to exceed $2,000,000;

(h) Guaranty Obligations of Debt otherwise permitted by this Section 11.1;

(i) obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of the Borrower or its Subsidiaries in an amount not to exceed $1,000,000 between the Effective Date and the later of the Revolving Termination Date and the Term Maturity Date; and

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(j) Debt pursuant to the WCE Capital Lease.

The Borrower will not, and will not permit any of its Subsidiaries to, issue any Preferred Stock or other preferred Equity Interest that (i) requires dividends or payments payable in cash or Permitted Investments; (ii) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (iii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part, or (iv) is convertible or exchangeable at the option of the holder thereof for Debt or Preferred Stock or any other preferred Equity Interest described in this paragraph, on or prior to, in the case of clause (ii), (iii) or (iv), 90 days after the later of the Revolving Termination Date and the Term Maturity Date.

11.2 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except (“Permitted Liens”):

(a) Liens securing the Secured Obligations under the Loan Documents;

(b) Permitted Encumbrances;

(c) Liens securing purchase money debt or Capital Lease Obligations permitted under Section 11.1(d); provided, that each such Lien encumbers only the property financed by such Debt and the proceeds and products thereof;

(d) leases, business licenses, subleases or business sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Subsidiaries and interests or title of a lessor, sublessor, licensor or sublicensor under a lease or license agreement entered into in the ordinary course of business;

(e) non-exclusive outbound licenses, sublicenses or grants of any other right with respect to Intellectual Property rights granted by the Borrower and its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower and its Subsidiaries;

(f) Liens (i) on cash deposits in favor of a seller of any property to be acquired in an Investment permitted by Section 11.4 and to be applied against the purchase price thereof and (ii) consisting of an agreement to dispose of property in a disposition permitted by Section 11.6;

(g) extensions, renewals, or replacements of any Lien referred to in clauses (b) through (f) of this Section; provided that the principal amount of the Debt secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(h) Liens securing the Debt pursuant to the WCE Capital Lease; provided, that such Liens encumber only the property financed by such Debt and the proceeds and products thereof; and

(i) other Liens securing obligations, actual or contingent, in an aggregate principal amount at any time outstanding not to exceed $1,000,000.

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11.3 Fundamental Changes.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Unmatured Event of Default or Event of Default shall have occurred and be continuing, (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Guarantor, the Guarantor shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to another Subsidiary (other than any Subsidiary that has not complied with the provisions of Section 10.12 prior to such sale, transfer, lease or disposition), provided that if any party to such disposition is a Guarantor, a Guarantor or the Borrower shall be the acquirer of such assets, and (iv) any Subsidiary (other than a Guarantor) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 11.4.

(b) The Borrower shall not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted on the date hereof and businesses reasonably related thereto and businesses that are not materially different therefrom.

11.4 Investments; Loans. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidence of Debt or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person, except:

(a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 11.4(a) (including Investments in Subsidiaries);

(b) Permitted Investments;

(c) Hedging Agreements permitted by Section 11.10;

(d) Guarantees constituting Debt permitted by Section 11.1 and Guarantees entered into in the ordinary course of business in respect of obligations that do not constitute Debt;

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(e) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practice;

(f) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Debt of, any Subsidiary that is not a Guarantor (including all such Investments and Guarantees existing on the Effective Date) shall not exceed $1,000,000 at any time outstanding;

(g) any advance or loan to an officer or employee of the Borrower or its Subsidiaries as an advance on commissions, travel and other items in the ordinary course of business, so long as all such advances and loans aggregate, on a combined basis, not more than the maximum principal sum of $100,000;

(h) promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 11.6 in an aggregate amount not to exceed $250,000 at any time outstanding;

(i) Investments received in connection with the bankruptcy or reorganization of account debtors;

(j) creation or acquisition of any additional Subsidiaries that become Loan Parties, provided, that such Subsidiaries comply with the provisions of Section 10.12;

(k) Investments consisting of Liens, Asset Sales and Restricted Payments permitted under this Section 11;

(l) Permitted Acquisitions; and

(m) other Investments or acquisitions of property or assets in an aggregate amount not to exceed $500,000.

11.5 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) non-cash dividends payable by the Borrower or its Subsidiaries solely in interests of any class of its common equity;

(b) so long as no Event of Default exists or would result from the making of such Restricted Payments, payments permitted under Section 11.7;

(c) so long as no Event of Default exists or would result from the making of such Restricted Payments, payments of principal and interest on any intercompany Debt permitted under Section 11.1(c), provided that during such Event of Default such principal and interest shall accrue and the same shall be permitted to be paid hereunder at such time as no Event of Default exists;

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(d) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries of the Borrower;

(e) so long as no Event of Default exists or would result from the making of such Restricted Payments, the Borrower may make non-cash Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower or its Subsidiaries;

(f) so long as no Event of Default exists or would result therefrom, the Borrower may make dividends in an amount not to exceed 50% of the Borrower’s Consolidated Net Income in any Fiscal Year if (i) the pro forma Total Leverage Ratio is less than 2.0 to 1.0, (ii) the Borrower is in pro forma compliance with the Fixed Charge Coverage Ratio, and (iii) the Borrower has at least $15,000,000 of liquidity (in the form of cash and/or unused Revolving Commitments), in each case both before and after giving effect to such dividend.

11.6 Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Equity Interests, in each case whether now owned or hereafter acquired, except:

(a) sales or other dispositions for fair market value of obsolete or worn out property disposed of in the ordinary course of business;

(b) sales of inventory and Permitted Investments in the ordinary course of business;

(c) dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property; provided, that in each case so long as such proceeds are reinvested within 180 days (or 270 days in the event that a binding agreement to reinvest such proceeds has been entered into within such 180-day period) following such disposition;

(d) dispositions of property by any Subsidiary to the Borrower or to a Subsidiary (other than to any Subsidiary that has not complied with the provisions of Section 10.12 prior to such disposition or from a Loan Party to a non-Loan Party);

(e) dispositions of accounts receivable and captive claims recoverable balances in connection with the collection or compromise thereof in the ordinary course of business;

(f) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower or its Subsidiaries;

(g) property subject to casualty, condemnation or similar events;

(h) dispositions permitted by Sections 11.3, 11.4 and 11.5, to the extent constituting a disposition;

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(i) sales and other dispositions of the assets set forth on Schedule 11.6; and

(j) sales and other distributions of assets in an amount not to exceed $250,000 per Fiscal Year.

11.7 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) employment and severance arrangements entered into by the Borrower or its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $1,500,000 in any Fiscal Year;

(b) the payment of customary fees and reimbursement of out of pocket expenses of directors of the Borrower or its Subsidiaries in an aggregate amount not to exceed $1,000,000 in any Fiscal Year;

(c) transactions between or among the Borrower and any Guarantor not involving any other Affiliates;

(d) the WCE Capital Lease; and

(e) any Fundamental Change permitted by Section 11.3 and Investment permitted by Sections 11.4(a), (d), (f), (g) and (j) and any Restricted Payment permitted by Section 11.5(c).

11.8 Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of the Borrower’s Subsidiaries to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guarantee Debt of the Borrower or any of its Subsidiaries or to transfer any of its property or assets to the Borrower or any of its Subsidiaries; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law, this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Debt and (iv) clause (a) shall not apply to customary provisions in leases, subleases, licenses or sublicenses restricting the assignment thereof.

11.9 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

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11.10 Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Agreement entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Agreement under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (a) in connection with the purchase by any third party of any Equity Interests or any Debt or (b) as a result of changes in the market value of any Equity Interests or any Debt) is not a Hedging Agreement entered into in the ordinary course of business to hedge or mitigate risks.

11.11 Accounting Changes. Without the consent of the Required Lenders, which consent shall not be unreasonably withheld, delayed or conditioned, the Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as permitted by GAAP (subject in each case to the provisions of Section 1.3).

11.12 Fiscal Periods. The Borrower and each of its Subsidiaries shall not change their fiscal year-end to a date other than December 31.

11.13 Modification of Charter Documents. The Borrower shall not, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents in any manner materially adverse to the Lenders when taken as a whole (as determined by the Borrower in good faith) without in each case obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement or other modification or waiver.

11.14 ERISA Compliance. The Borrower and its Subsidiaries shall:

(a) Not incur, nor permit any ERISA Affiliate to incur, any material liability to the PBGC or fail to make any minimum required contribution (under section 430 of the IRC) with respect to any Plan that would reasonably be expected to result in a Lien on the assets of the Borrower, nor permit the institution of steps to terminate any Plan, nor permit any condition to exist or event or transaction to occur with respect to any Plan, Multiemployer Plan, or Non-U.S. Plan which would reasonably be expected result in the Borrower or any ERISA Affiliate incurring any material liability, fine or penalty.

(b) Furnish to the Lenders (i) as soon as possible and in any event within 30 days after a Responsible Financial Officer of the Borrower or any Subsidiary knows of any Reportable Event with respect to any Plan that would reasonably be expected to have a Material Adverse Effect, a statement of a Responsible Financial Officer of the Borrower or such Subsidiary, setting forth details as to such Reportable Event and the action that the Borrower or such Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event

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given to the PBGC if a copy of such notice is available to the Borrower or such Subsidiary, and (ii) promptly after receipt thereof a copy of any material notice the Borrower or such Subsidiary may receive from the PBGC or the IRS with respect to any Pension Plan administered by the Borrower or such Subsidiary; provided that clause (ii) shall not apply to notices of general application promulgated by the PBGC or the IRS.

(c) Promptly notify the Lenders of any material taxes, fines or penalties assessed, proposed to be assessed or that the Borrower has reason to believe may be assessed against the Borrower, any Subsidiary, or any ERISA Affiliate by the IRS or the Department of Labor with respect to any Plan as a result of a violation of the IRC or ERISA that would reasonably be expected to result in material liability to the Borrower.

(d) As soon as practicable, and in any event within 20 days after the Borrower or any Subsidiary shall become aware that an ERISA Event shall have occurred, provide or cause the applicable Subsidiary to provide, the Administrative Agent with notice of such ERISA Event with a certificate by a Responsible Financial Officer of the Borrower or such Subsidiary setting forth the details of the event and the action the Borrower, such Subsidiary or ERISA Affiliate proposes to take with respect thereto.

(e) At the request of the Administrative Agent, deliver or cause to be delivered to the Administrative Agent, true and correct copies of any documents relating to the ERISA Plan of the Borrower or any Subsidiary.

As used in this Section 11.14, “material” means the measure of a matter of significance that shall be determined as being an amount equal to 10% of gross revenue of the Borrower and its Subsidiaries for the preceding 12-month period.

11.15 Acquisitions. Not, and not permit any Subsidiary to, make any Acquisition other than Acquisitions that meet the following requirements (each a “Permitted Acquisition”);

(a) the business or Person to be acquired is in the same or substantially similar line of business as the Borrower or is in a business that is reasonably related to such a line of business and has its primary operations located in the United States;

(b) if such Acquisition is structured as a merger involving the Borrower or another Loan Party, the Borrower or such Loan Party shall be the surviving entity and the Borrower or such Loan Party shall acquire 100% of the acquired entity;

(c) no Event of Default or Unmatured Event of Default shall exist or result from such Acquisition;

(d) such Acquisition is not actively opposed by the Governing Body of the selling Persons or the Persons whose Equity Interests are to be acquired;

(e) the Borrower shall have delivered to the Administrative Agent, at least 10 Business Days prior to such Acquisition, or such shorter period as the Required Lenders may consent to, (i) a certificate of a Responsible Financial Officer of the Borrower demonstrating, to the satisfaction of the Administrative Agent, (A) pro forma compliance with Section 11.17, both

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before (looking back four complete fiscal quarters) and after giving effect to such Acquisition, and (B) after giving effect to such Acquisition, the Total Leverage Ratio is at least 0.20 less than the maximum Total Leverage Ratio, permitted as of the last day of the current Computation Period pursuant to Section 11.17.1, and (ii) if the total revenues of the target of the Acquisition equal 15% or more of the revenues of the Borrower and its Subsidiaries, either (x) audited financial statements for the most recently completed fiscal year of the Person to be acquired, prepared by a nationally recognized accounting firm, or (y) the results of an audit or a due diligence review of the Person or assets to be acquired prepared by an accounting firm acceptable to the Administrative Agent; and

(f) the Borrower has at least $10,000,000 of liquidity (in the form of cash and/or unused Revolving Commitments) both before and after giving effect to such Acquisition.

11.16 Anti-Money Laundering and Anti-Terrorism Finance Laws; Foreign Corrupt Practices Act; Sanctions Laws; Restricted Person. The Borrower shall not, and shall not permit any Subsidiary to, (a) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or otherwise violates any Anti-Terrorism Law, Anti-Corruption Law or Sanctions law that applies to it, (b) cause or permit any of the funds that are used to repay the Obligations to be derived from any activity that violates any Anti-Terrorism Law, Anti-Corruption Law or Sanctions law, (c) cause or permit any of the funds that are used to repay the Obligations to be derived from any unlawful activity with the result that the any Loan Party would be in violation of any Applicable Law or (d) use any part of the proceeds of the Loans or Letters of Credit, directly or indirectly, for any conduct that would cause the representations and warranties in Sections 9.23 and 9.24 to be untrue as if made on the date any such conduct occurs.

11.17 Financial Covenants.

11.17.1 Total Leverage Ratio. Not permit the Total Leverage Ratio as of the last day of any Computation Period to exceed 3.0 to 1.0.

11.17.2 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.50 to 1.0.

SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

12.1 Effectiveness. The obligation of each Lender to make Loans and of each Issuing Lender to issue Letters of Credit shall become effective, and the Lenders shall make the Term Loans, on the date (the “Effective Date”; references in this Agreement to events or conditions as of the Effective Date are, unless otherwise specified, as of the Effective Date substantially concurrently with the consummation of each of the transactions contemplated hereby) on which the Administrative Agent shall have received all of the following, each duly executed and dated a date satisfactory to the Administrative Agent, as applicable, and each in form and substance satisfactory to the Administrative Agent:

12.1.1 Credit Agreement. Counterparts of this Agreement executed by each Loan Party.

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12.1.2 Security Agreement. The Security Agreement executed by each Loan Party.

12.1.3 Pledge Agreement. The Pledge Agreement executed by the Borrower and each other Loan Party that owns any Equity Interests, together with original certificates (if any) representing the Equity Interests to be pledged thereunder and corresponding stock or other powers executed in blank (or commitments by the Persons holding such original certificates and corresponding stock or other powers on the Effective Date to deliver such original certificates and corresponding stock or other powers to the Administrative Agent or its counsel).

12.1.4 Guaranty. The Guaranty executed by the Guarantors and the Borrower.

12.1.5 Intellectual Property. Security interest agreements executed by the Borrower and its Subsidiaries with respect to (a) any patent or trademark of the Borrower or its Subsidiaries in appropriate form for filing in the U.S. Patent and Trademark Office and (b) any copyright of the Borrower or its Subsidiaries in appropriate form for filing in the U.S. Copyright Office.

12.1.6 Liens on Collateral. Evidence that all filings necessary to perfect the Administrative Agent’s Lien on the Collateral have been (or concurrently with the initial Credit Extension will be) duly made and that the Administrative Agent shall have a first priority perfected security interest in the Collateral (including the receipt by the Administrative Agent of acceptable control agreements with respect to all deposit accounts and securities accounts of each Loan Party except as permitted by the Collateral Documents and Section 10.13(b)), except with respect to Collateral that is subject to Permitted Liens and except for Collateral that is Equity Interests in Foreign Subsidiaries or Collateral that is located outside of the United States.

12.1.7 UCC Search Results; Payoff Letters. Certified copies of Uniform Commercial Code and other lien search reports dated a date reasonably near to the Effective Date, listing all effective financing statements that name any Loan Party (under its present name and any previous names) as debtor, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing and (c) such Uniform Commercial Code termination statements as the Administrative Agent may reasonably request.

12.1.8 Resolutions. Certified copies of resolutions of the Governing Body of each Loan Party authorizing or ratifying the execution, delivery and performance by such Person of each Loan Document to which it is a party.

12.1.9 Consents, etc. Certified copies of all documents evidencing any necessary corporate (or other similar) action, and any material third-party consents and governmental approvals (if any) required for the execution, delivery and performance (including the intended use of the Credit Extensions) by each Loan Party of the documents referred to in this Section 12.

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12.1.10 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary of each Loan Party as of the Effective Date certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

12.1.11 Organization Documents; Good Standing. Each of the following documents:

(a) the articles or certificate of formation (or similar charter document) and the bylaws or operating agreement (or similar governing documents) of each Loan Party as in effect on the Effective Date, certified by the Secretary or an Assistant Secretary or a similar officer of such Loan Party as of the Effective Date; and

(b) a good standing certificate or certificate of status for each Loan Party from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation.

12.1.12 Confirmatory Certificate. A certificate of a Responsible Officer of the Borrower as of the Effective Date certifying as to (i) the matters set forth in Sections 9.20, 10.1(i), 12.2(c) and 12.1.17, (ii) no Unmatured Event of Default or Event of Defaults exists as of the Effective Date, both before and after giving effect to any Credit Extensions made on the Effective Date, (iii) the representations and warranties in this Agreement and the other Loan Documents are true and correct, and (iv) that there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to have a Material Adverse Effect.

12.1.13 Compliance Certificate. A pro forma Compliance Certificate.

12.1.14 Opinion Letters. An opinion letter of Baker & Hostetler LLP, counsel to the Loan Parties, addressed to the Lenders and the Administrative Agent.

12.1.15 Financial Information. The following financial information: (a) the annual audited financial statements for the Borrower and its Subsidiaries for the Fiscal Years ended December 31, 2012 and December 31, 2013, in each case consisting of a balance sheet and statements of income and cash flows; (b) for the Fiscal Quarters ending March 31, 2014, June 30, 2014 and September 30, 2014, balance sheets of the Borrower and its Subsidiaries as of the end of such period and statements of income (loss), and cash flow for such Fiscal Quarter and Fiscal Year to date periods, all prepared on a consolidated basis, in accordance with GAAP (subject to the absence of footnotes and to normal year-end adjustments), certified by a Responsible Financial Officer of the Borrower and setting forth in comparative form the consolidated figures for the corresponding Fiscal Quarter of the previous Fiscal Year; and (c) with respect to the Borrower and its Subsidiaries, three-year pro forma combined projected financial statements and a closing balance sheet adjusted to give effect to the Initial Public Offering, and the Credit Extensions to be made on the Effective Date; in each case, in form and detail reasonably satisfactory to the Administrative Agent.

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12.1.16 Patriot Act. The Administrative Agent and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act (as defined in Section 15.15).

12.1.17 No Material Adverse Effect. Since December 31, 2013, there has been no event that constitutes or would reasonably be expected to have a Material Adverse Effect.

12.1.18 Initial Public Offering. The Initial Public Offering shall close concurrently with the making of the initial Credit Extension and shall raise at least $100,000,000.

12.1.19 Credit Agreement. The combined amount of the Revolving Commitments and the Term Loans shall be at least $80,000,000.

12.1.20 Flow of Funds Memorandum. A fully executed flow of funds memorandum.

12.1.21 Fees and Expenses. All amounts that are then due and payable pursuant to Section 5 and Section 15.6.

12.1.22 Other. Such other documents as the Administrative Agent or any Lender may reasonably request.

12.2 Conditions to All Credit Extensions. The obligation of each Lender to make any Loan and of each Issuing Lender to issue any Letter of Credit is subject to the conditions that (i) the Effective Date shall have occurred and (ii) the following additional conditions:

(a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent relating solely to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date);

(b) no Event of Default or Unmatured Event of Default shall exist before or after giving effect to such Credit Extension;

(c) until such time as no customer (single entity and its related affiliates) of the Borrower represents more than 30% of the Borrower’s Reference Premiums Written as of the last day of the most recently ended Fiscal Quarter, the Borrower shall, before and after giving effect to such Credit Extension, have at least $15,000,000 of liquidity (in the form of cash and/or unused Revolving Commitments); and

(d) if requested by the Administrative Agent or any Lender (acting through the Administrative Agent), the Administrative Agent shall have received a certificate dated the date of such requested Credit Extension and signed by a duly authorized representative of the Borrower as to the matters set forth above in this Section 12.2, together with such other documents as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request in support thereof.

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Each request by the Borrower for a Credit Extension shall be deemed to constitute a representation and warranty by the Borrower that the conditions precedent set forth in this Section 12.2 will be satisfied at the time of the making of such Credit Extension.

12.3 Condition to Initial Revolving Loans. The obligation of each Revolving Lender to make any Revolving Loan is subject to the condition that the Administrative Agent shall have received confirmation satisfactory to the Administrative Agent that the Borrower has entered into the third party administrator contract with American International Group, Inc.

SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.

13.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any fee payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of three Business Days; or

(c) the Borrower shall fail to pay any other amount (other than an amount payable under clauses (a) or (b) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of five Business Days; or

(d) any representation or warranty made or deemed made by or on behalf of the Borrower and its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(e) the Borrower or its Subsidiaries shall fail to observe or perform any covenant or agreement contained in Sections 10.1 (other than clauses (f), (g), (h) or (i)), 10.2, 10.3 (with respect to the Borrower’s and its Subsidiaries’ legal existence), 10.7, 10.10 or 10.13(b) or Section 11; or

(f) the Borrower or its Subsidiaries shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b), (c), (d) and (e) of this Section) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (x) any officer of the Borrower or any of its Subsidiaries becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower or its Subsidiaries by the Administrative Agent or any Lender; or

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(g) the Borrower or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after a period equal to the lesser of (i) 30 days following the initial date of such failure, event or condition and (ii) any applicable grace period specified in such agreement or instrument provided that if no grace period is specified in such agreement, the applicable grace period for purposes of this clause (ii) shall be zero days, if the effect of such failure, event or condition (with or without the giving of notice, the lapse of time or both) is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(h) the Borrower or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official with respect to the Borrower or any of its Subsidiaries or for a substantial part of any of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) the Borrower or any of its Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k) an ERISA Event or any event with respect to a Non-U.S. Plan shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events (or

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other events with respect to a Non-U.S. Plan) that have occurred, would reasonably be expected to result in liability to the Borrower or any of its Subsidiaries in an aggregate amount exceeding $1,000,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $1,000,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $1,000,000;

(l) any judgment or order for the payment of money not covered by insurance in excess of $1,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries, and either (i) enforcement proceedings, other than the entering of a judgment or order, shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n) any provision of any Loan Document shall for any reason cease to be valid and binding on, or enforceable against, the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries shall so state in writing, or the Borrower or any of its Subsidiaries shall seek to terminate its obligation under any Loan Document; or

(o) any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by the Borrower or any of its Subsidiaries not to be, a valid and perfected Lien on any portion of the Collateral with a value in excess of $1,000,000, with the priority required by the applicable Collateral Documents; or

(p) any guarantee purported to be created under any Guaranty shall for any reason cease to be valid and binding on, or enforceable against, each Guarantor or the Borrower, or shall be asserted by any Guarantor or the Borrower not to be, a valid and effective Guaranty; or

(q) a Change in Control shall occur.

13.2 Effect of Event of Default. If any Event of Default described in Sections 13.1(h) or 13.1(i) shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other Obligations shall become immediately due and payable and the Borrower shall become immediately obligated to deliver to the Administrative Agent Cash Collateral in an amount equal to the Minimum Cash Collateral Amount, all without presentment, demand, protest or notice of any kind; and if any other Event of Default shall occur and be continuing, the Administrative Agent may (and upon written request of the Required Lenders shall) declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other Obligations to be due and payable and/or demand that the Borrower immediately deliver to the Administrative Agent Cash Collateral in amount equal to the Minimum Cash Collateral Amount, whereupon the

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Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other Obligations shall become immediately due and payable and/or the Borrower shall immediately become obligated to deliver such Cash Collateral to the Administrative Agent, all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Any Cash Collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to LC Liabilities as they become due. After the expiration or termination of all Letters of Credit, such Cash Collateral shall be applied by the Administrative Agent to any remaining Obligations and any excess shall be delivered to the Borrower or as a court of competent jurisdiction may elect. Without limiting the foregoing provisions of this Section 13.2, if an Event of Default exists, the Administrative Agent may exercise all rights and remedies available upon an Event of Default pursuant to the any Collateral Document, any other Loan Document and Applicable Law.

13.3 Application of Funds. After the exercise of remedies provided for in this Section 13 (or after the Loans have automatically become immediately due and payable and the Letters of Credit have automatically been required to be Cash Collateralized), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including legal expenses payable under Section 15.6 and amounts payable under Section 5) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including legal expenses payable under Section 15.6 and amounts payable under Section 5), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting unpaid Letter of Credit reimbursements and to Cash Collateralize the portion of the Letters of Credit comprised of the aggregate undrawn amount of Letters of Credit, ratably among the holders of such Secured Obligations in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Letter of Credit disbursements, ratably among the holders of such Secured Obligations in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, the termination value under Lender Provided Hedging Agreements and the amount owed under Lender Provided Financial Service Products, ratably among the holders of such Secured Obligations in proportion to the respective amounts described in this clause Fifth held by them;

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Sixth, to the payment of all other Secured Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other holders of Secured Obligations on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other holders of Secured Obligations on such date; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.

Subject to Sections 2.7.3 and 2.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Third above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above and, if no Secured Obligations remain outstanding, to the Borrower.

SECTION 14 THE ADMINISTRATIVE AGENT.

14.1 Appointment and Authorization of Administrative Agent. (a) Each Lender hereby appoints BMO Harris Bank N.A. as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of any Lender in respect of the Loan Documents, any Loan Party or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any Lender except as expressly set forth herein.

(b) Each Issuing Lender shall act on behalf of the Lenders with respect to any Letter of Credit issued by it and the documents associated therewith. Each Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included such Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Lenders.

(c) The Swing Line Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made or proposed to be made by it as fully as if the term “Administrative Agent”, as used in this Section 14, including the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Swing Line Lender.

14.2 Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

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14.3 Liability of Administrative Agent; Credit Decision. No Agent-Related Person shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. No Agent-Related Person shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Extension; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 12, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys in fact and shall not be answerable to any Lender, the Borrower, any Subsidiary or any other Person for the default or misconduct of any such agents or attorneys in fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any obligation owing under a Loan Document as the holder thereof until notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender and each Issuing Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

14.4 Action by Administrative Agent. If the Administrative Agent receives from the Borrower a notice of an Event of Default pursuant to Section 10.2, the Administrative Agent shall promptly give each Lender notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Event of Default or Unmatured Event of Default, except as expressly provided in Section 13.2. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of the

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Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of Applicable Law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Event of Default or Unmatured Event of Default exists unless notified in writing to the contrary by a Lender or a Loan Party. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and other holders of obligations under or supported by the Loan Documents.

14.5 Administrative Agent and Its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. Any reference herein to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, shall refer to the Administrative Agent in its individual capacity as a Lender.

14.6 Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Agent-Related Persons harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower or any other Borrower or Guarantor and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive the termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

14.7 Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of

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resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder that is willing to serve as Administrative Agent or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed within 45 days, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

Any resignation by BMO Harris Bank N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and as Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swing Line Lender, (ii) the retiring Issuing Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

14.8 Authorization to Release, Subordinate or Limit Liens. The Administrative Agent is hereby irrevocably authorized by each Lender to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Loan Documents (including a sale, transfer, or disposition permitted by the terms of Section 11.6 or that has otherwise been consented to in accordance with Section 15.1), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money Debt or under a Capital Lease to the extent such purchase money Debt or Capitalized Lease Obligation, and the Lien securing such Debt or obligation, are permitted hereunder, (c) reduce or limit the amount of the Debt secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar taxes, and (d) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of all outstanding obligations of the Loan Parties under the Loan Documents.

14.9 Designation of Additional Agents. The Administrative Agent shall have the continuing right from time to time to designate one or more Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers” or other designations for purposes hereof, but (a) any such designation shall have no substantive effect and (b) any such Lender and its Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

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SECTION 15 GENERAL.

15.1 Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Total Percentage of not less than the aggregate Total Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders and, in the case of an amendment or other modification, the Borrower, and the Borrower and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall increase or extend the Commitment of any Lender without the consent of such Lender. No amendment, modification, waiver or consent shall (i) extend the scheduled maturity date of any principal of any Loan or extend the date for payment of any interest on any Loan or any fees payable hereunder (including any mandatory prepayments), (ii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (iii) release (x) any Guarantor or the Borrower from its obligations under the applicable Guaranty (other than with respect to a Guarantor which ceases to be required to provide a Guaranty as a result of a transaction permitted hereunder) or (y) all or substantially all of the Collateral, (iv) amend this Section 15.1 or (v) reduce the aggregate Total Percentage required to effect an amendment, modification, waiver or consent or change the definition of “Required Lenders” without, in the case of each of clauses (i) through (v) above, the consent of each Lender affected thereby. No amendment, waiver or consent shall obligate any Revolving Lender to make a Revolving Loan during the existence of an Unmatured Event of Default or Event of Default without the written consent of the Revolving Lenders having aggregate Revolving Percentages of more than 50%. No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of an Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of such Issuing Lender. No provision of this Agreement affecting the Swing Line Lender in its capacity as such shall be amended, modified or waived without the written consent of the Swing Line Lender. Notwithstanding anything to the contrary herein, (I) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except, to the extent applicable, for matters described in clauses (i) and (ii) of the fourth sentence of this Section 15.1 and (II) this Agreement and the other Loan Documents may be amended with the written consent of only the Administrative Agent and the Borrower to the extent necessary in order to evidence and implement any Incremental Term Loans pursuant to Section 2.5.

15.2 Confirmations. The Borrower and each Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the outstanding Loans payable by the Borrower to such Lender.

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15.3 Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including notice by telecopy) and shall be given to the relevant party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by nationally recognized overnight courier, by United States certified or registered mail, first class postage prepaid, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender or Issuing Lender (other than BMO Harris Bank N.A.) shall be addressed to its address or facsimile number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower or the Administrative Agent or BMO Harris Bank N.A. in its capacity as an Issuing Lender shall be addressed to its respective address or facsimile number set forth on Schedule 15.3.

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such telecopy is transmitted to the facsimile number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

15.4 Regulation U. Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

15.5 Borrower as Agent of Loan Parties. Each Loan Party authorizes the Borrower to act as its agent for purposes of giving and receiving notices under the Loan Documents. Accordingly, any notice received by the Administrative Agent from the Borrower that is (expressly or implicitly) on behalf of any other Loan Party shall be deemed to have been approved by such other Loan Party; and any notice received by the Borrower from the Administrative Agent or any Lender shall be deemed to have been received by each Loan Party.

15.6 Costs and Expenses; Indemnification. (a) The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the due diligence (including third party expenses), preparation, negotiation, syndication and administration of the Loan Documents, including the reasonable fees and disbursements of counsel to the Administrative Agent and BMO Capital Markets Corp., in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with (x) collateral filing fees and lien searches and (y) inspections, subject to the limitations set forth in Section 10.7. The Borrower agrees to pay to the Administrative Agent, each Issuing Lender and each Lender, and any other holder of any outstanding Obligations, all costs and expenses incurred or

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paid by the Administrative Agent, such Issuing Lender, such Lender or such holder, including attorneys’ fees and disbursements and court costs, in connection with any Event of Default or Unmatured Event of Default hereunder or, following and during the continuance of any Event of Default, in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the Bankruptcy Code involving any Loan Party as a debtor thereunder). The Borrower further agrees to indemnify the Administrative Agent, each Issuing Lender, each Lender, each Arranger and any security trustee therefor, and their respective Affiliates, directors, officers, employees, agents, financial advisors, and consultants (each such Person, an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby, or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification or any of its directors, officers, employees, agents or other representatives, as finally determined by a court of competent jurisdiction. The Borrower, upon demand by the Administrative Agent, any Issuing Lender or any Lender at any time, shall reimburse the Administrative Agent, such Issuing Lender or such Lender for any legal or other expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except to the extent such expenses are directly due to the gross negligence or willful misconduct of the party seeking reimbursement or any of its directors, officers, employees, agents or other representatives, as finally determined by a court of competent jurisdiction. To the extent permitted by Applicable Law, the Borrower agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

(b) The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its property (whether owned or leased), (ii) the operation or violation of any Environmental Law by the Borrower or any Subsidiary or otherwise occurring on or with respect to its property (whether owned or leased), (iii) any claim for personal injury, property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its property (whether owned or leased), (vi) any claim for actual or threatened injury to, destruction of or loss

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of natural resources in connection with the Borrower or any Subsidiary or otherwise occurring in connection with its property (whether owned or leased) and (v) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligation or setting forth terms and conditions applicable thereto or otherwise relating thereto. The foregoing indemnity shall survive the termination of this Agreement and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim thereunder.

(c) No Indemnitee referred to in clause (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

15.7 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.8 Assignments; Participations.

15.8.1 Assignments. Any Lender may, with the prior written consent of the Administrative Agent and the Borrower (which consents shall not be unreasonably withheld, delayed or conditioned, and shall not be required (A) in the case of the Borrower, during the existence of an Event of Default or Unmatured Event of Default or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, which consent shall be deemed given if the Borrower does not respond to a request for consent within five Business Days, and (B) in the case of the Administrative Agent, in the case of an assignment of Revolving Loans or Revolving Commitments, to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender, and in the case of the assignment of Term Loans, to a Lender, an Affiliate of a Lender or an Approved Fund), at any time assign and delegate to one or more Eligible Assignees (any Person to whom such an assignment and delegation is to be made, an “Assignee”), all or any fraction of such Lender’s Loans and Commitment in a minimum aggregate amount (in the case of an assignment to an Assignee other than a Lender hereunder, an Affiliate of a Lender or an Approved Fund) equal to the lesser of (i) the amount of the assigning Lender’s remaining Loans and, without duplication, Commitment and (ii) $5,000,000, or such lesser amount as the Administrative Agent and, so long as no Event of Default exists, the Borrower, may agree in their discretion); provided that all assignments shall be on a pro rata basis between the assigning Lender’s Term Loans and Revolving Commitments (or if the Revolving Commitments have been terminated, its Revolving Loans plus its participations in Letters of Credit and Swing Line Loans); provided further that (a) the prior written consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), (b) the prior written consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments and (c) the Borrower and the

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Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(w) the Assignee shall have complied with the requirements set forth in Section 7.6, if applicable, and, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(x) five Business Days (or such lesser period of time as the Administrative Agent and the assigning Lender shall agree) shall have passed after notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Borrower and the Administrative Agent by such assigning Lender and the Assignee;

(y) the assigning Lender and the Assignee shall have executed and delivered to the Borrower and the Administrative Agent an assignment agreement substantially in the form of Exhibit H (an “Assignment Agreement”), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Administrative Agent and, if required, the Borrower; and

(z) in the case of an assignment to an Eligible Assignee other than an Approved Fund or Affiliate of the assigning Lender, the assigning Lender or the Assignee shall have paid the Administrative Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met, (1) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (2) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder (and, in the case of an assignment of its Commitment and all of its Loans, shall cease to be a Lender (but shall continue to have all rights and obligations under provisions hereof which by their terms survive the termination hereof)). Any attempted assignment and delegation not made in accordance with this Section 15.8.1 shall be null and void.

The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the office of the Administrative Agent’s a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and reimbursement obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Notwithstanding the foregoing, any failure of the Administrative Agent to so record or any error in doing so shall not limit or otherwise affect the obligations of the Loan Parties hereunder to pay any amount owing with respect to the Obligations. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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Notwithstanding the foregoing provisions of this Section 15.8.1 or any other provision of this Agreement, (i) any Lender may at any time assign any portion of its Loans to a Federal Reserve Bank and (ii) any Lender that is an Approved Fund may assign any portion of its Term Loan to a trustee for the benefit of such Lender’s investors in connection with the financial leveraging of such Approved Fund; provided that no such assignment pursuant to clause (i) or (ii) shall release any Lender from any of its obligations hereunder.

15.8.2 Participations. Any Lender may at any time sell to one or more Eligible Assignees participating interests in any Loan owing to such Lender, the Commitment of such Lender, the direct or participation interest of such Lender in any Letter of Credit or Swing Line Loan or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a “Participant”); provided that (v) any Lender selling any such participating interest shall give notice thereof to the Borrower, (w) such Lender shall remain the holder of its Loans, (x) the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, (y) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender and (z) no Participant shall have any direct or indirect voting or consent rights hereunder. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Borrower also agree that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Lender (provided that no Participant shall receive any greater amount pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender if no participation had been sold). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

15.8.3 Prohibited Assignments and Participations. Notwithstanding any other provision of this Agreement, no Lender may assign, or sell a participation in, any of its rights or obligations hereunder to the Borrower, or any Affiliate thereof.

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15.8.4 Invalid Transfers. Any purported assignment or participation that is not in accordance with Section 15.8 shall be null and void.

15.9 Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

15.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law.

15.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Delivery of a counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

15.12 Successors and Assigns. This Agreement shall be binding upon the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

15.13 Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by any Lender pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

15.14 Voidable Transfers. If the incurrence or payment of any of the liabilities evidenced by this Agreement by the Borrower or the transfer to the Administrative Agent or the Lenders of any property or assets is or should for any reason be subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party or Person under any federal or state bankruptcy law or code, state or federal law, common law or equitable cause or otherwise, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Administrative Agent or the Lenders are required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Administrative Agent and/or the Lenders are

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required or elect to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Administrative Agent and the Lenders, the liabilities of the Borrower evidenced by this Agreement shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

15.15 USA Patriot Act. Each Lender and Issuing Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

15.16 Forum Selection; Consent to Jurisdiction; Service of Process.

(a) Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower, any other Loan Party or their properties in the courts of any jurisdiction.

(b) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 15.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

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15.17 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.18 Acknowledgement. The parties acknowledge that neither any Guarantor nor the Borrower is guaranteeing any Hedging Obligations to any Lender Party (as defined in the Guaranty) under the Loan Documents to the extent and for any period that a Guarantor’s or the Borrower’s guarantee of such obligations would violate or be void or voidable under the Commodity Exchange Act.

[Signature Pages Follow]

91	Patriot National Credit Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PATRIOT NATIONAL, INC.

By:	/s/ Steven M. Mariano
Name:	Steven M. Mariano
Title:	CEO

S-1	Patriot National Credit Agreement

BMO HARRIS BANK N.A., as Administrative Agent, an Issuing Lender, a Swing Line Lender and a Lender

By:	/s/ Debra Basler
Name:	Debra Basler
Title:	Managing Director

S-2	Patriot National Credit Agreement

FIFTH THIRD BANK

By:	/s/ Gary Ladolcetta
Name:	Gary Ladolcetta
Title:	Senior Vice President

S-3	Patriot National Credit Agreement

SUNTRUST BANK

By:	/s/ Michael Monk
Name:	Michael Monk
Title:	Director

S-4	Patriot National Credit Agreement

CITY NATIONAL BANK

By:	/s/ Gabriella Cioli
Name:	Gabriella Cioli
Title:	Senior Vice President of Corporate Banking

S-5	Patriot National Credit Agreement

SCHEDULE 2.1

LENDERS, COMMITMENTS AND PERCENTAGES

Lender	Term Loan	Term Percentage	Revolving Commitment	Revolving Percentage	Total Percentage
BMO Harris Bank N.A.	$13,500,000	33.750000000%	$13,500,000	33.750000000%	33.750000000%
Fifth Third Bank	$11,000,000	27.500000000%	$11,000,000	27.500000000%	27.500000000%
SunTrust Bank	$8,500,000	21.250000000%	$8,500,000	21.250000000%	21.250000000%
City National Bank	$7,000,000	17.500000000%	$7,000,000	17.500000000%	17.500000000%
TOTALS	$40,000,000	100%	$40,000,000	100%	100%

Sch. 2.1 - 1	Patriot National Credit Agreement

SCHEDULE 4.1

PRICING MATRIX

The Base Rate Margin, the Eurodollar Margin, the L/C Fee Rate and the Commitment Fee Rate percentage per annum shall be determined in accordance with the table below and the other provisions of this Schedule 4.1.

	Level I	Level II	Level III	Level IV
Total Leverage Ratio:	Less than 2.00 to 1.0	Greater than or equal to 2.00 to 1.0 but less than 2.25 to 1.0	Greater than or equal to 2.25 to 1.0 but less than 2.50 to 1.0	Greater than or equal to 2.50 to 1.0
Base Rate Margin:	1.50%	1.75%	2.00%	2.25%
Eurodollar Margin/ LC Fee Rate:	2.50%	2.75%	3.00%	3.25%
Commitment Fee:	0.35%	0.40%	0.45%	0.50%

Effective on the Effective Date, Level I shall apply. The applicable Level shall be adjusted on (to the extent necessary) each date on which the Borrower is required to deliver financial statements pursuant to Section 10.1(a) or (b) based upon the Total Leverage Ratio in effect on the last day of the period covered by such financial statements; provided that if the Borrower fails to deliver any financial statements by the date required by Section 10.1(a) or (b), Level IV shall apply from the date such financial statements were due to the date such financial statements are delivered.

Sch. 4.1 - 1	Patriot National Credit Agreement

SCHEDULE 6.1

TERM LOAN AMORTIZATION SCHEDULE

Installment Payment Dates	Percentage of Original Principal Amount of Term Loans to be Paid
Last day of each Fiscal Quarter beginning with the Fiscal Quarter ending June 30, 2015 and ending March 31, 2017	5.0% per annum
Last day of each Fiscal Quarter beginning with the Fiscal Quarter ending June 30, 2017 and ending March 31, 2019	7.5% per annum
Last day of each Fiscal Quarter beginning with the Fiscal Quarter ending June 30, 2019 and ending December 31, 2019	10.0% per annum

Sch. 6.1 - 1	Patriot National Credit Agreement

SCHEDULE 15.3

NOTICES

If to any Loan Party:

Patriot National, Inc.
401 E. Las Olas Blvd., Suite 1650
Fort Lauderdale, FL 33301
Attention: Christopher A. Pesch, Executive Vice President, General Counsel & Chief Legal Officer
Phone: (954) 670-2941
Fax: (954) 333-5326
Email: cpesch@patnat.com

With a copy to:

Baker Hostetler
1900 East 9th Street, Suite 3200
Cleveland, Ohio 44114
Attention: Melissa Leonard
Phone: (216) 861-7986
Fax: (216) 696-0740
Email: mleonard@bakerlaw.com

If to BMO Harris Bank N.A., as Administrative Agent,

as Issuing Lender or as Swing Line Lender:

For notices of borrowing and payments:

BMO Harris Bank N.A.
115 S. LaSalle Street, 17th Floor West
Chicago, IL 60603
Attn: Bank of Montreal Agency Services
Phone: (312) 461-2292
Facsimile: (312) 461-3458

For notices of other matters:

BMO Harris Bank N.A.
115 S. LaSalle Street
25th Floor West
Chicago, IL 60603
Attn: Debra Basler

Sch. 15.3 - 1	Patriot National Credit Agreement

EXHIBIT A

FORM OF GUARANTY

Attached.

Exhibit A-1	Guaranty

EXECUTION VERSION

GUARANTY

THIS GUARANTY (this “Guaranty”) dated as of January 22, 2015 is executed in favor of BMO HARRIS BANK N.A. (“BMO”), individually and as Administrative Agent (as defined below), and the other Lender Parties (as defined below).

W I T N E S S E T H:

WHEREAS, Patriot National, Inc. (the “Borrower”), various lenders (the “Lenders”) and BMO, as administrative agent (in such capacity, the “Administrative Agent”), have entered into a Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Credit Agreement); and

WHEREAS, each of the undersigned will benefit from the making of Loans and the issuance of Letters of Credit pursuant to the Credit Agreement and is willing to guarantee the respective Liabilities (as defined below) as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned agrees as follows:

(i) Each of the undersigned (other than the Borrower) hereby, jointly and severally, absolutely, unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of: (a) all Obligations of the Borrower, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, and whether for principal, interest, fees, reimbursement obligations, indemnities or otherwise (including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), that arise under or in connection with the Credit Agreement or any other Loan Document, as the same may be amended, modified, supplemented, extended or renewed from time to time; (b) all Lender Provided Hedging Agreements with the Borrower or any other Loan Party; (c) all Lender Provided Financial Service Products of the Borrower or any other Loan Party; and (d) all out-of-pocket costs and expenses (including reasonable attorneys’ fees and charges) paid or incurred by the Administrative Agent or any other Lender Party in enforcing this Guaranty or any other applicable Loan Document against such undersigned, and (ii) the Borrower hereby absolutely, unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of: (a) all Lender Provided Hedging Agreements with any other Loan Party; (b) all Lender Provided Financial Service Products of any other Loan Party; and (c) all out-of-pocket costs and expenses (including reasonable attorneys’ fees and charges) paid or incurred by the Administrative Agent or any other Lender Party in enforcing this Guaranty or any other applicable Loan Document against the undersigned (all of the foregoing obligations set forth in clauses (i) and (ii), collectively, the “Liabilities” of such undersigned); provided that (x) the liability of each of the undersigned hereunder shall be limited to the

Patriot National Guaranty

maximum amount of the applicable Liabilities that such undersigned may guarantee without rendering this Guaranty void or voidable with respect to such undersigned under any fraudulent conveyance or fraudulent transfer law and (y) the Liabilities, as to any of the undersigned, shall not include any obligations under any Hedging Agreement to the extent and for any period that such undersigned’s guarantee of such obligations would violate or be void or voidable under the Commodity Exchange Act. As used herein, “Lender Party” means the Administrative Agent, each Lender and any Affiliate of a Lender that provides Lender Provided Financial Service Products or Lender Provided Hedging Agreements (or any entity that was a Lender or an Affiliate of a Lender at the time the applicable Hedging Agreement was entered into).

To the fullest extent permitted by Applicable Law, while any Liabilities are outstanding with respect to a transaction under a Hedging Agreement, each ECP Guarantor (as defined below) hereby jointly and severally absolutely and unconditionally undertakes, for the benefit of each Supported Guarantor (as defined below) and the holder(s) of such Liabilities, to provide such funds or other support as may be needed from time to time to enable each Supported Guarantor to pay such Liabilities with respect to such transaction and to pay such funds to the holder of such Liabilities upon the demand of either the Supported Guarantor or such holder. Each of the undersigned agrees that this paragraph constitutes a “keepwell, support, or other agreement” for the benefit of the Supported Guarantors for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “ECP Guarantor” means, with respect to any transaction under a Hedging Agreement, any of the undersigned that, at the time such transaction is entered into or, if later, when such undersigned becomes party to this Guaranty, is an “eligible contract participant” as defined in section 1a(18) of the Commodity Exchange Act (and related regulations of the Commodities Futures Trading Commission) by virtue of having total assets exceeding $10,000,000 and/or satisfying any other criteria relevant to such status under said section 1a(18) (and related regulations). “Supported Guarantor” means, at any time, any of the undersigned that, at such time, is not an “eligible contract participant” as defined in section 1a(18) of the Commodity Exchange Act and related regulations of the Commodities Futures Trading Commission, except by virtue of the support of the ECP Guarantors under this paragraph.

Each of the undersigned agrees that if any Event of Default occurs under Section 13.1(h) or (i) of the Credit Agreement at a time when the Liabilities are not otherwise due and payable in full (whether due to a judicial stay of acceleration or otherwise), then such undersigned will pay to the Administrative Agent for the account of the Lender Parties forthwith the full amount that would be payable hereunder by such undersigned if all Liabilities were then due and payable.

The undersigned is (i) duly formed or organized and is validly existing and in good standing under the laws of the jurisdiction in which it was formed and (ii) has full power and authority to execute this Guaranty. This Guaranty has been duly and validly executed by or on behalf of the undersigned and constitutes the legal, valid and binding obligation of the undersigned and is enforceable against the undersigned in accordance with its terms, subject, as to enforceability, to the effect of applicable bankruptcy, insolvency and other similar laws limiting the enforcement of creditors’ rights generally and to general principles of equity. The execution, delivery and performance of this Guaranty does not and will not violate, or contravene (x) its Organizational Documents, (y) any existing license, contract, indenture or other agreement

2	Patriot National Guaranty

binding upon the undersigned or (z) any existing law, statute, regulation, order, decree or judgment applicable to the undersigned or the undersigned’s property. No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other Person is required for the execution, delivery, and performance of this Guaranty by the undersigned.

To secure all obligations of each of the undersigned hereunder, the Administrative Agent and each other Lender Party shall have a Lien on and security interest in all balances, credits, deposits, accounts or moneys of or in the name of such undersigned now or hereafter held with the Administrative Agent or such other Lender Party and any and all property of every kind or description of or in the name of such undersigned now or hereafter, for any reason or purpose whatsoever, in the possession or control of, or in transit to, the Administrative Agent or such other Lender Party or any agent or bailee for the Administrative Agent or such other Lender Party. Each Lender Party may, at its option, offset balances held by such Lender Party for the account of any of the undersigned (at any of its offices and regardless of whether such balances are then due to such undersigned), against any Liabilities of such undersigned owing to such Lender Party that are not paid when due (by acceleration or otherwise).

This Guaranty shall in all respects be a continuing, irrevocable, absolute and unconditional guaranty of payment and performance and not merely a guaranty of collectability, and shall remain in full force and effect (notwithstanding the dissolution of any of the undersigned, that at any time or from time to time no Liabilities are outstanding or any other circumstance) until all Commitments have terminated and all Liabilities have been indefeasibly paid in full in cash.

The undersigned further agree that if at any time all or any part of any payment theretofore applied by the Administrative Agent or any other Lender Party to any of the Liabilities is or must be rescinded or returned by the Administrative Agent or such other Lender Party for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of the undersigned), such Liabilities shall, for purposes of this Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Administrative Agent or such other Lender Party, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Administrative Agent or such other Lender Party had not been made.

The Administrative Agent or any other Lender Party may, from time to time, at its sole discretion and without notice to the undersigned (or any of them) in their capacity as guarantors hereunder, take any or all of the following actions without affecting the obligations of the undersigned hereunder: (a) retain or obtain a security interest in any property to secure any of the Liabilities or any obligation hereunder, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the undersigned, with respect to any of the Liabilities, (c) extend, modify, restate, amend or renew any of the Liabilities for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any of the undersigned hereunder or any other guarantor or any obligation of any nature of any other obligor with respect to any of the

3	Patriot National Guaranty

Liabilities, (d) release any security interest in, or surrender, release or permit any substitution or exchange for, any property securing any Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to the undersigned (or any of them) for payment of any of the Liabilities when due, whether or not the Administrative Agent or such other Lender Party shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other of the undersigned or any other obligor primarily or secondarily obligated with respect to any of the Liabilities.

Any amount received by the Administrative Agent or any Lender Party from whatever source on account of the Liabilities may be applied by it toward the payment of the Liabilities in accordance with the Loan Documents and, notwithstanding any payment made by or for the account of any of the undersigned pursuant to this Guaranty, the undersigned shall not exercise any right of subrogation to any right of any Lender Party until such time as this Guaranty shall have been terminated as to all of the undersigned and the Lender Parties shall have received final payment in cash of the full amount of all Liabilities.

The undersigned hereby expressly waive: (a) notice of the acceptance by any Lender Party of this Guaranty, (b) notice of the existence or creation or non-payment of all or any of the Liabilities, (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever, and (d) all diligence in collection or protection of or realization upon any Liabilities or any security for or guaranty of any Liabilities.

The creation or existence from time to time of additional Liabilities to any Lender Party is hereby authorized, without notice to the undersigned, and shall in no way affect or impair the rights of any Lender Party or the obligations of the undersigned under this Guaranty.

Subject to the provisions of the Credit Agreement or the applicable Lender Provided Hedging Agreement or Lender Provided Financial Service Product (as applicable), any Lender Party may from time to time, without notice to any of the undersigned, assign or transfer any of the Liabilities or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent permitted assignment or permitted transfer thereof, such Liabilities shall be and remain Liabilities for purposes of this Guaranty, and each and every immediate and successive permitted assignee or permitted transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this Guaranty to the same extent as if such assignee or transferee were an original Lender Party.

No delay on the part of any Lender Party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any Lender Party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy, nor shall any modification or waiver of any provision of this Guaranty be binding upon any Lender Party except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent. If any Lender Party takes any action permitted hereunder, such action shall not affect or impair the rights of any Lender Party or the obligations of the undersigned

4	Patriot National Guaranty

under this Guaranty. For purposes of this Guaranty, Liabilities shall include all obligations of the Borrower or any other Loan Party to any Lender Party arising under or in connection with any Loan Document, Lender Provided Hedging Agreement or Lender Provided Financial Service Product, notwithstanding any right or power of the Borrower, any other Loan Party or anyone else to assert any claim or defense as to the invalidity or unenforceability of any obligation, and no such claim or defense shall affect or impair the obligations of the undersigned hereunder.

Pursuant to the Credit Agreement, (a) this Guaranty has been delivered to the Administrative Agent and (b) the Administrative Agent has been authorized to enforce this Guaranty on behalf of the Lender Parties. All payments by the undersigned pursuant to this Guaranty shall be made to the Administrative Agent (and any amount received by the Administrative Agent for the account of a Lender Party shall, subject to the other provisions of this Guaranty, be deemed received by such Lender Party upon receipt by the Administrative Agent) at such office or account of the Administrative Agent as the Administrative Agent may designate from time to time, in lawful money of the United States of America and in immediately available funds without setoff, recoupment, deduction, defense or counterclaim and free and clear of, and, except as required by Applicable Law, without deduction or withholding for or on account of, any present or future income, franchise, excise, stamp or other taxes, levies, imposts, duties or other charges of any kind now or hereafter imposed by any Governmental Authority or other taxing authority, but excluding taxes imposed on or measured by the Administrative Agent’s net income by the jurisdiction of the Administrative Agent’s organization or the United States of America (such non-excluded items, “Taxes”). If, under Applicable Law, any such Taxes are required to be deducted or withheld from any such payment, each of the undersigned will pay additional interest or will make additional payments in such amounts as may be necessary so that the net amount received by the Administrative Agent, after withholding or deduction therefor and for any Taxes and other taxes on such additional interest or amounts, will be equal to the amount provided for herein. Each of the undersigned agrees to furnish promptly to the Administrative Agent official receipts evidencing payment of any Taxes so withheld or deducted. Each of the undersigned hereby agrees to indemnify the Administrative Agent for, and to hold the Administrative Agent harmless against, the full amount of Taxes imposed on or paid by the Administrative Agent, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by each of the undersigned provided for in this paragraph shall apply and be made whether or not the Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by each of the undersigned under the indemnity set forth in this paragraph shall be paid within ten days after demand therefor. Determinations by the Administrative Agent pursuant to this paragraph shall be conclusive absent manifest error, and the provisions of this paragraph shall survive termination of this Guaranty.

This Guaranty shall be binding upon the undersigned and the successors and assigns of the undersigned, and to the extent that any of the undersigned is a partnership, corporation, limited liability company or other entity, all references herein to such undersigned shall be deemed to include any successor or successors, whether immediate or remote, to such undersigned. The term “undersigned” as used herein shall mean all parties executing this Guaranty and each of them, and all such parties shall, to the extent set forth herein, be jointly and severally obligated hereunder.

5	Patriot National Guaranty

THIS GUARANTY AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Whenever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Guaranty shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

Consistent with the foregoing, and notwithstanding any other provision of this Guaranty to the contrary, in the event that any action or proceeding is brought in whatever form and in whatever forum seeking to invalidate any of the undersigned’s obligations under this Guaranty under any fraudulent conveyance theory, fraudulent transfer theory, or similar avoidance theory, whether under state or federal law, such undersigned (the “Affected Guarantor”), automatically and without any further action being required of such Affected Guarantor or the Administrative Agent or any Lender, shall be liable under this Guaranty only for an amount equal to the maximum amount of liability that could have been incurred under Applicable Law by such Affected Guarantor under any guaranty of the Liabilities (or any portion thereof) at the time of the execution and delivery of this Guaranty (or, if such date is determined not to be the appropriate date for determining the enforceability of such Affected Guarantor’s obligations hereunder for fraudulent conveyance or transfer (or similar avoidance) purposes, on the date determined to be so appropriate) without rendering such a hypothetical guaranty voidable under Applicable Law relating to fraudulent conveyance, fraudulent transfer, or any other grounds for avoidance (such highest amount determined hereunder being any such Affected Guarantor’s “Maximum Guaranty Amount”), and not for any greater amount, as if the stated amount of this Guaranty as to such Affected Guarantor had instead been the Maximum Guaranty Amount. This paragraph is intended solely to preserve the rights of the Administrative Agent and the Lenders under this Guaranty to the maximum extent not subject to avoidance under Applicable Law, and neither any Affected Guarantor nor any other person or entity shall have any right or claim under this paragraph with respect to the limitation described in this Guaranty, except to the extent necessary so that the obligations of any Affected Guarantor under this Guaranty shall not be rendered voidable under Applicable Law. Without limiting the generality of the foregoing, the determination of a Maximum Guaranty Amount for any Affected Guarantor pursuant to the provisions of the second preceding sentence of this paragraph shall not in any manner reduce or otherwise affect the obligations of any of the other undersigned (including any other Affected Guarantor) under the provisions of this Guaranty.

This Guaranty may be executed in any number of counterparts (including via facsimile or in a .pdf or similar file) and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Guaranty. At any time after the date of this Guaranty, one or more additional Persons may become parties hereto by executing and delivering to the Administrative Agent a joinder to this Guaranty. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by the terms of, this Guaranty.

6	Patriot National Guaranty

Other than automatic modifications related to the addition of a party hereto as described in the preceding paragraph, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by each of the undersigned and the Administrative Agent, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

The obligations of the undersigned under this Guaranty are secured pursuant to a Security Agreement and Pledge Agreement, each dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time) and may be secured by one or more other agreements (including one or more pledge agreements, mortgages, deeds of trust or other similar documents).

EACH OF THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER PARTY OR ANY RELATED PARTY OF ANY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OF THE UNDERSIGNED OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

7	Patriot National Guaranty

EACH OF THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THE FOREGOING PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

EACH OF THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

EACH OF THE UNDERSIGNED IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

[Remainder of page intentionally left blank.]

8	Patriot National Guaranty

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered as of the day and year first above written.

PATRIOT SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

CONTEGO SERVICES GROUP, LLC

By:
Name:	Christopher L. Pizzo
Title:	VP, Secretary

CONTEGO RECOVERY, LLC

By:
Name:	Christopher L. Pizzo
Title:	VP, Secretary

CONTEGO INVESTIGATIVE SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT RECOVERY SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

Patriot National Guaranty

CARRIER AND TECHNOLOGY SOLUTIONS, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT CAPTIVE MANAGEMENT, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT RISK SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT CLAIM SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT CARE, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT CARE HOLDINGS, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

Patriot National Guaranty

PATRIOT CARE SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT CARE MANAGEMENT, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

FORZA LIEN, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT UNDERWRITERS, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

Patriot National Guaranty

PATRIOT NATIONAL, INC.

By:
Name:
Title:

Patriot National Guaranty

BMO HARRIS BANK N.A., as Administrative Agent

By:
Name:	Debra Basler
Title:	Managing Director

Patriot National Guaranty

EXHIBIT B

FORM OF PLEDGE AGREEMENT

Exhibit B-1	Pledge Agreement

EXECUTION VERSION

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Agreement”) dated as of January 22, 2015 is among Patriot National, Inc., a Delaware corporation (the “Borrower”), Patriot Services, Inc., a Delaware corporation, Contego Services Group, LLC, a Delaware limited liability company, Patriot Captive Management, Inc., a Delaware corporation, Patriot Care, Inc., a Delaware corporation, Patriot Care Holdings, Inc., a Delaware corporation, Patriot Care Services, Inc., a Delaware corporation (each a “Guarantor” and collectively, the “Guarantors”), each subsidiary of any of the foregoing that from time to time becomes a party hereto (together with the Borrower and the Guarantors, individually each a “Pledgor” and collectively the “Pledgors”) and BMO Harris Bank N.A. as administrative agent (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, various lenders (the “Lenders”) and the Administrative Agent, have entered into a Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to a Guaranty dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), each Pledgor (other than the Borrower) has guaranteed the obligations of the Borrower under or in connection with (a) the Credit Agreement, (b) Lender Provided Hedging Agreements and (c) Lender Provided Financial Service Products; and

WHEREAS, the obligations of the Borrower under the Loan Documents (as defined in the Credit Agreement), Lender Provided Hedging Agreements and Lender Provided Financial Service Products, and the obligations of each other Pledgor under the Guaranty, Lender Provided Hedging Agreements and Lender Provided Financial Service Products are to be secured pursuant to this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions and Interpretation. (a) In addition to terms defined in the preamble and recitals above, (i) capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Credit Agreement and (ii) the following terms have the following meanings:

“Collateral”—see Section 2.

“Default” means any Event of Default under the Credit Agreement.

“Issuer” means the issuer of any of the shares of stock or other securities representing any of the Collateral.

“Lender Party” means the Administrative Agent, each Lender and any Affiliate of a Lender that is a party to a Lender Provided Hedging Agreement with the Borrower or any other Pledgor or provides a Lender Provided Financial Service Product to the Borrower or any other Pledgor.

“Liabilities” means (a) with respect to the Borrower, (i) all Obligations of the Borrower under or in connection with the Credit Agreement or any other Loan Document (including this Agreement), (ii) all Hedging Obligations under a Lender Provided Hedging Agreement and (iii) all obligations under any Lender Provided Financial Service Product; and (b) with respect to any other Pledgor, (i) all Obligations of such Pledgor under or in connection with the Guaranty or any other Loan Document (including this Agreement), (ii) all Hedging Obligations under any Lender Provided Hedging Agreement entered into with such Pledgor and (iii) all obligations of such Pledgor under any Lender Provided Financial Service Product; in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(b) The rules of interpretation set forth in Section 1.2 of the Credit Agreement shall apply as if fully set forth herein, mutatis mutandis.

2. Pledge. As security for the payment of all Liabilities, each Pledgor hereby pledges to the Administrative Agent for the benefit of the Lender Parties, and grants to the Administrative Agent for the benefit of the Lender Parties a continuing security interest in, all of such Pledgor’s right, title, and interest in, to and under the following, whether now existing or hereafter arising or acquired:

A. All of the shares of stock or other securities described in Schedule I opposite the name of such Pledgor, all certificates and/or instruments representing such shares of stock or other securities, and all cash, securities, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any of such shares or other securities;

B. All additional shares of stock or other securities of any Issuer from time to time acquired by such Pledgor in any manner, all certificates representing such additional shares or other securities, and all cash, securities, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any of such shares or other securities;

C. All other property delivered to the Administrative Agent by such Pledgor in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such property, and all cash, securities, interest, dividends,

2	Patriot National Pledge Agreement

rights and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any such property; and

D. All products and proceeds of all of the foregoing.

All of the foregoing are herein collectively called the “Collateral”.

Each Pledgor represents as of the date hereof to the Administrative Agent and the other Lender Parties that Schedule I contains a complete listing of all stock and securities owned by such Pledgor. Each Pledgor agrees to deliver to the Administrative Agent, promptly upon receipt and in due form for transfer (i.e., endorsed in blank or accompanied by stock or bond powers executed in blank), any certificates evidencing the Collateral and all other Collateral (other than dividends that such Pledgor is entitled to receive and retain pursuant to Section 5) that may at any time or from time to time be in or come into the possession or control of such Pledgor.

3. Warranties; Further Assurances. Each Pledgor warrants to the Administrative Agent and the other Lender Parties that: (a) such Pledgor is (or at the time of any future delivery, pledge, assignment or transfer thereof will be) the legal and beneficial owner of such Pledgor’s Collateral free and clear of all Liens other than the security interest created hereunder and under the other Loan Documents and Permitted Liens; (b) to the extent such Pledgor’s Collateral is represented by certificated securities, the pledge and delivery of such Pledgor’s Collateral pursuant to this Agreement will create a valid perfected security interest in such Collateral in favor of the Administrative Agent; (c) to the extent such Pledgor’s Collateral is represented by uncertificated securities, such Pledgor has caused the Issuer thereof either to (i) register the Administrative Agent as the registered owner of such security or (ii) agree in an authenticated record with such Pledgor and the Administrative Agent that such Issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Pledgor during the existence of a Default; (d) all shares of stock or other securities pledged by such Pledgor referred to on Schedule I opposite the name of such Pledgor are duly authorized, validly issued, fully paid and non-assessable; (e) all Collateral is either presently uncertificated or represented by certificates as listed on Schedule I hereto, and the pledge granted hereunder extends to all rights with respect thereto, including membership rights, economic rights, voting rights, control rights and the right to become a member; (f) as of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Collateral; (g) as to each Issuer whose name appears in Schedule I opposite the name of such Pledgor, such Pledgor’s Collateral represents on the date hereof not less than the applicable percentage (as shown in Schedule I) of the total shares of capital stock or other Equity Interests issued and outstanding of such Issuer; and (h) the information set forth on Schedule I opposite the name of such Pledgor is true and accurate in all respects.

Until all Liabilities (other than contingent indemnification obligations that are not yet due and payable) have been indefeasibly paid in full in cash and all Commitments have terminated, each Pledgor shall (i) not, except as permitted by the Credit Agreement, sell, assign, exchange, pledge or otherwise transfer, encumber, or grant any option, warrant or other right to purchase the stock of any Issuer that is pledged hereunder; (ii) deliver such UCC financing statements and other documents (and pay the costs of filing and recording the same in all public offices deemed necessary or appropriate by the Administrative Agent) and do such other acts and things as are

3	Patriot National Pledge Agreement

necessary or as the Administrative Agent may from time to time reasonably request, to establish and maintain a valid, perfected security interest in such Pledgor’s Collateral (free of all other Liens, claims and rights of third parties whatsoever, other than Permitted Liens) to secure the performance and payment of the Liabilities (and by its signature hereto, such Pledgor authorizes the Administrative Agent to file any financing statements without the signature of such Pledgor, which financing statements may contain an indication or description of collateral that describes such property in any manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral, including describing such property as “all assets” or “all personal property”, whether now owned or hereafter acquired); (iii) execute and deliver to the Administrative Agent such stock powers, issuer acknowledgments and similar documents relating to such Pledgor’s Collateral, satisfactory in form and substance to the Administrative Agent, as the Administrative Agent may reasonably request; and (iv) furnish the Administrative Agent or any other Lender Party such information concerning such Pledgor’s Collateral as the Administrative Agent or such Lender Party may from time to time reasonably request, and will permit the Administrative Agent or any Lender Party or any designee of the Administrative Agent or such Lender Party, from time to time at reasonable times and on reasonable notice (or at any time without notice during the existence of an Event of Default), to inspect, audit and make copies of and extracts from all records and all other papers in the possession of such Pledgor which pertain to such Pledgor’s Collateral, and will, upon request of the Administrative Agent, deliver to the Administrative Agent copies of such records and papers.

No Pledgor will allow any of its Subsidiaries:

(a) that is a corporation, business trust, joint stock company or similar Person, to issue uncertificated securities;

(b) that is a partnership or limited liability company, to (i) issue Equity Interests that are to be dealt in or traded on securities exchanges or in securities markets, (ii) expressly provide in its Organizational Documents that its Equity Interests are securities governed by Article 8 of the UCC, or (iii) place such Subsidiary’s Equity Interests in a Securities Account (as defined in the UCC); and

(c) to issue Equity Interests in addition to or in substitution for the Equity Interests pledged hereunder, except to such Pledgor (and such Equity Interests are immediately pledged and delivered to the Administrative Agent pursuant to the terms of this Agreement).

4. Holding in Name of Administrative Agent, etc. The Administrative Agent may from time to time during the existence of a Default, without notice to the Pledgors, take any of the following actions: (a) transfer any Collateral into the name of the Administrative Agent or any nominee or sub-agent for the Administrative Agent, with or without disclosing that such Collateral is subject to the Lien and security interest hereunder, (b) appoint one or more sub-agents or nominees for the purpose of retaining physical possession of the Collateral, (c) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder, (d) endorse any checks, drafts or other writings in the name of any Pledgor to allow collection of the Collateral, (e) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or

4	Patriot National Pledge Agreement

compromise or renew for any period (whether or not longer than the original period) any obligation of any nature of any party with respect thereto and (f) take control of any proceeds of the Collateral.

5. Voting Rights, Dividends, etc. (a) So long as the Administrative Agent has not given the notice referred to in Section 5(b) below:

(i) The Pledgors shall be entitled to exercise any and all voting or consensual rights and powers and stock purchase or subscription rights (but any such exercise by the Pledgors of stock purchase or subscription rights may be made only from funds of the Pledgors not comprising part of the Collateral required to be delivered to the Administrative Agent hereunder) relating or pertaining to the Collateral or any part thereof for any purpose; provided that each Pledgor agrees that it will not exercise any such right or power in any manner which would violate this Agreement or any other Loan Document.

(ii) The Pledgors shall be entitled to receive and retain any and all lawful dividends payable in respect of the Collateral that are paid in cash by any Issuer if such dividends are not prohibited by the Credit Agreement, but all dividends and distributions in respect of the Collateral or any part thereof made in shares of stock or securities or other property or representing any return of capital, whether resulting from a subdivision, combination or reclassification of Collateral or any part thereof or received in exchange for Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets to which any Issuer may be a party or otherwise or as a result of any exercise of any stock purchase or subscription right, shall be part of the Collateral hereunder and, if received by any Pledgor, shall be forthwith delivered to the Administrative Agent in due form for transfer (i.e., endorsed in blank or accompanied by stock or bond powers executed in blank) to be held for the purposes of this Agreement.

(iii) The Administrative Agent shall execute and deliver, or cause to be executed and delivered, to the applicable Pledgor, all proxies, powers of attorney, dividend orders and other instruments as such Pledgor may request for the purpose of enabling such Pledgor to exercise the rights and powers that it is entitled to exercise pursuant to Section 5(a)(i) above and to receive the dividends that it is authorized to retain pursuant to Section 5(a)(ii) above.

(b) Upon notice from the Administrative Agent during the existence of a Default, and so long as the same shall be continuing, all rights and powers that the Pledgors are entitled to exercise pursuant to Section 5(a)(i) hereof, and all rights of the Pledgors to receive and retain dividends pursuant to Section 5(a)(ii) hereof, shall forthwith cease, and all such rights and powers shall thereupon become vested in the Administrative Agent which shall have, during the existence of such Default, the sole and exclusive authority to exercise such rights and powers and to receive such dividends. Any and all money and other property paid over to or received by the Administrative Agent pursuant to this Section 5(b) shall be retained by the Administrative Agent as additional Collateral hereunder and applied in accordance with the provisions hereof.

5	Patriot National Pledge Agreement

6. Remedies. During the existence of a Default, the Administrative Agent may exercise from time to time any rights and remedies available to it under the UCC or otherwise available to it. Without limiting the foregoing, during the existence of a Default, the Administrative Agent (a) may, to the fullest extent permitted by Applicable Law, without notice, advertisement, hearing or process of law of any kind (except as set forth in the following sentence), (i) sell any Collateral, free of all rights and claims of any Pledgor therein, at any public or private sale or brokers’ board and (ii) bid for and purchase any Collateral at any such public sale and (b) shall have the right, for and in the name, place and stead of the applicable Pledgor, to execute endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to any Collateral. Each Pledgor hereby expressly waives, to the fullest extent permitted by Applicable Law, any and all notices, advertisements, hearings or process of law in connection with the exercise by the Administrative Agent of any of its rights and remedies during the existence of a Default; provided that, unless the Administrative Agent determines that the applicable Collateral is declining speedily in value or is of a type that is customarily sold on a recognized market, the Administrative Agent shall give the applicable Pledgor at least ten days’ prior written notice of either the time and place of any public sale of any Collateral or of the time after which any private sale or other intended disposition of any Collateral is to be made (and each Pledgor agrees that notice so given shall be deemed to be reasonable and proper for all purposes). Any cash proceeds of any disposition by the Administrative Agent of any Collateral shall be applied by the Administrative Agent to the payment of the Liabilities until paid in full (or, if applicable, cash collateralization of any Letter of Credit), and any surplus will be paid to the applicable Pledgor or as a court of competent jurisdiction shall direct.

Each Pledgor authorizes the Administrative Agent to comply with any limitation or restriction in connection with any sale of Collateral as it may be advised by counsel is necessary in order to (A) avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers and/or further restrict such prospective bidders or purchasers to Persons that will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral) or (B) obtain any required approval of the sale or of the purchase by any governmental regulatory authority or official, and each Pledgor agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner and that the Administrative Agent shall not be liable or accountable to any Pledgor for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

Each Pledgor hereby appoints the Administrative Agent as the attorney-in-fact for such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing or completing any instruments which the Administrative Agent may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest; provided that the Administrative Agent shall not exercise its rights as such attorney-in-fact unless an Event of Default exists.

7. General. The Administrative Agent shall exercise reasonable care in the custody and preservation of any Collateral in its possession (and the Administrative Agent shall be deemed to have exercised such reasonable care if it takes any action that the applicable Pledgor

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requests in writing for such purpose, but failure of the Administrative Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Administrative Agent to preserve or protect any right with respect to any Collateral against prior parties in interest or other rights pertaining to the Collateral shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral).

All notices and requests hereunder shall be given in accordance with Section 15.3 of the Credit Agreement and sent to the applicable party at its address described therein or at such other address as such party may, by written notice to the other parties, have designated as its address for such purpose.

No delay on the part of the Administrative Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

This Agreement shall remain in full force and effect until all Liabilities (other than contingent indemnification obligations that are not yet due and payable) have been indefeasibly paid in full in cash and all Commitments have terminated. Upon any such termination, the Administrative Agent will, upon any Pledgor’s request and at such Pledgor’s sole expense, (a) deliver to such Pledgor, without any representation, warranty or recourse of any kind whatsoever, all of such Pledgor’s Collateral held by the Administrative Agent hereunder as shall not have been sold or otherwise applied pursuant to the terms hereof and (b) execute and deliver to such Pledgor such documents as such Pledgor shall reasonably request to evidence such termination and the release of any security interest granted hereby. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any other Lender Party to any of the Liabilities is or must be rescinded or returned by the Administrative Agent or such Lender Party for any reason whatsoever (including the insolvency, bankruptcy or reorganization of any Pledgor), such Liabilities shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Administrative Agent or such other Lender Party, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Administrative Agent or such other Lender Party had not been made.

Each Pledgor hereby agrees (i) to indemnify and hold harmless the Administrative Agent and its successors, assigns, employees, agents and affiliates (individually an “Indemnitee,” and collectively, the “Indemnitees”) from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever kind or nature, and (ii) to reimburse each Indemnitee for all reasonable costs and expenses, including reasonable attorneys’ fees, in each case arising out of or resulting from this Agreement or the exercise by any Indemnitee of any right or remedy granted to it hereunder (but excluding any claims, demands, losses, judgments and liabilities or expenses to the extent incurred by reason of gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)). In no event shall the Administrative Agent be liable, in the absence of gross negligence or willful misconduct on its part, for any matter or thing in connection with this Agreement other than to account for monies actually received by it in

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accordance with the terms hereof. If and to the extent that the obligations of any Pledgor under this paragraph are unenforceable for any reason, each Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law. The indemnity obligations of the Pledgor contained in this paragraph shall continue in full force and effect notwithstanding the indefeasible payment in full in cash of all Liabilities.

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

This Agreement shall be binding upon the Pledgors and the Administrative Agent and their respective successors and assigns (provided that no Pledgor may assign its obligations hereunder without the prior written consent of the Administrative Agent), and shall inure to the benefit of each Pledgor and the Administrative Agent and the successors and assigns of the Administrative Agent.

This Agreement may be executed in any number of counterparts (including via facsimile or a .pdf or similar file) and by the different parties hereto on separate counterparts and each such counterpart shall be deemed an original, but all such counterparts shall together constitute but one and the same Agreement. At any time after the date of this Agreement, one or more additional Persons may become parties hereto by executing and delivering to the Administrative Agent a joinder to this Agreement, together with a supplement to Schedule I hereto setting forth all relevant information with respect to such party as of the date of delivery, whereupon Schedule I hereto shall be deemed to be amended automatically to incorporate such information. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by the terms of, this Agreement.

Other than automatic modifications related to the addition of a party hereto as described in the preceding paragraph, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by the Pledgors and the Administrative Agent, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER PARTY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO

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THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PLEDGORS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THE FOREGOING PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES

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THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

PATRIOT NATIONAL, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

CONTEGO SERVICES GROUP, LLC

By:
Name:	Christopher L. Pizzo
Title:	VP, Secretary

PATRIOT CAPTIVE MANAGEMENT, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT CARE, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

Patriot National Pledge Agreement

PATRIOT CARE HOLDINGS, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT CARE SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

Patriot National Pledge Agreement

BMO HARRIS BANK N.A., as Administrative Agent

By:
Name:	Debra Basler
Title:	Managing Director

Patriot National Pledge Agreement

EXHIBIT C

FORM OF SECURITY AGREEMENT

Attached.

Exhibit C-1	Security Agreement

EXECUTION VERSION

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) dated as of January 22, 2015 is among Patriot National, Inc., a Delaware corporation (the “Borrower”), Patriot Services, Inc., a Delaware corporation, Contego Services Group, LLC, a Delaware limited liability company, Contego Recovery, LLC, a Delaware limited liability company, Contego Investigative Services, Inc., a Delaware corporation, Patriot Recovery Services, Inc., a Delaware corporation, Carrier and Technology Solutions, Inc., a Delaware corporation, Patriot Captive Management, Inc., a Delaware corporation, Patriot Risk Services, Inc., a Delaware corporation, Patriot Claim Services, Inc., a Delaware corporation, Patriot Care, Inc., a Delaware corporation, Patriot Care Holdings, Inc., a Delaware corporation, Patriot Care Services, Inc., a Delaware corporation, Patriot Care Management, Inc., a Delaware corporation, Forza Lien, Inc., a Delaware corporation, and Patriot Underwriters, Inc., a Delaware corporation (each a “Guarantor” and collectively, the “Guarantors”) and each subsidiary of the Borrower or any Guarantor that from time to time becomes a party hereto (each such subsidiary together with the Borrower and the Guarantors, individually each a “Debtor” and collectively the “Debtors”) and BMO Harris Bank N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, various lenders (the “Lenders”) and the Administrative Agent have entered into a Credit Agreement dated as of the date hereof (the “Credit Agreement”);

WHEREAS, pursuant to a Guaranty dated as of the date hereof (the “Guaranty”), each Debtor, other than the Borrower, has guaranteed the obligations of the Borrower under or in connection with (a) the Credit Agreement, (b) Lender Provided Hedging Agreements and (c) Lender Provided Financial Service Products; and

WHEREAS, the Obligations of the Borrower under the Loan Documents (as defined in the Credit Agreement), the Lender Provided Hedging Agreements and the Lender Provided Financial Service Products, and the obligations of each other Debtor under the Guaranty and the Lender Provided Hedging Agreements and Lender Provided Financial Service Products, are to be secured pursuant to this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

8. Definitions and Interpretation. (a) In addition to terms defined in the preamble and recitals above, (i) capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Credit Agreement, (ii) the terms Account, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Deposit Account, Document, Equipment, Fixtures, Goods, Instrument, Inventory, Investment Property, Securities Account, Security, Security Entitlement and Uncertificated Security have the respective meanings assigned to such terms in the UCC (as defined below) and (iii) the following terms have the following meanings:

Assignee Deposit Account – see Section 4.

Collateral – see Section 2.

Computer Hardware and Software means, with respect to any Debtor, all of the following, whether now or hereafter owned, licensed or leased by such Debtor, (a) all computer and other electronic data processing hardware, including integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and peripheral devices and all other related computer hardware; (b) all software programs, operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listing whatsoever); (c) all firmware associated with the foregoing; (d) all rights with respect to the foregoing, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitution, replacement, addition or model conversion of any of the foregoing; and (e) all documentation for the foregoing, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

Default means any Event of Default under the Credit Agreement.

Excluded Property means (a) any voting capital stock in excess of 65% of the issued and outstanding voting capital stock of any Foreign Subsidiary that is not a Guarantor, (b) any rights under or with respect to any license, permit or agreement entered into by, any Debtor to the extent any such license, permit or agreement, by its terms or by law, prohibits the assignment of, or the granting of a Lien over the rights of a grantor thereunder or which would be invalid or unenforceable upon any such assignment or grant (the “Restricted Assets”), and (c) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, provided that this provision shall not limit the grant of any Lien on or assignment of any Restricted Asset to the extent that the UCC or any other applicable law provides that such grant of a Lien or assignment is effective irrespective of any prohibitions to such grant provided in any Restricted Asset (or the underlying documents related thereto) and provided that the Collateral shall include such Restricted Asset (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such license, permit or agreement; provided that “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

General Intangibles means, with respect to any Debtor, all of such Debtor’s “general intangibles” as defined in the UCC and, in any event, includes all of such Debtor’s trademarks, trade names, patents, copyrights, trade secrets, customer lists, inventions, designs, software

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programs, mask works, goodwill, registrations, licenses, franchises, tax refund claims, guarantee claims, security interests and rights to indemnification.

Intellectual Property means, with respect to any Debtor, all of such Debtor’s trade secrets and other proprietary information; customer lists; trademarks, service marks, business names, trade names, designs, logos, indicia, and/or other source and/or business identifiers and the goodwill of the business relating thereto and all registrations or applications for registrations that have heretofore been or may hereafter be issued thereon; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations that have heretofore been or may hereafter be issued and all tangible property embodying copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; mask works, books, records, writings, information contained on computer tapes or disks or other electronic media, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights in and to all of the foregoing; in each of the foregoing cases whether now existing or hereafter created or acquired and wherever located throughout the world.

Lender Party means the Administrative Agent, each Lender and any Affiliate of a Lender that is a party to a Lender Provided Hedging Agreement with the Borrower or any other Pledgor or provides a Lender Provided Financial Service Product to the Borrower or any other Pledgor.

Liabilities means (a) with respect to the Borrower, (i) all Obligations of the Borrower under or in connection with the Credit Agreement or any other Loan Document (including this Agreement), (ii) all Hedging Obligations under a Lender Provided Hedging Agreement and (iii) all obligations under any Lender Provided Financial Service Product; and (b) with respect to any other Debtor, (i) all Obligations of such Debtor under or in connection with the Guaranty or any other Loan Document (including this Agreement), (ii) all Hedging Obligations under any Lender Provided Hedging Agreement entered into with such Debtor and (iii) all obligations of such Debtor under any Lender Provided Financial Service Product; in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

Non-Tangible Collateral means, with respect to any Debtor, such Debtor’s Accounts and General Intangibles.

Requirement of Law means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

UCC means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial

3	Patriot National Security Agreement

Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(b) For purposes of this Agreement, (i) the rules of interpretation set forth in Section 1.2 of the Credit Agreement shall apply as if fully set forth herein, mutatis mutandis, and (ii) if, with respect to any Securities, any provision hereof is inconsistent with the Pledge Agreement, the terms of the Pledge Agreement shall control.

9. Grant of Security Interest. As security for the payment of all Liabilities, each Debtor hereby assigns, pledges and conveys to the Administrative Agent for the benefit of the Lender Parties, and grants to the Administrative Agent for the benefit of the Lender Parties, a continuing security interest in, all of such Debtor’s right, title, and interest in, to and under the following, whether now existing or hereafter arising or acquired:

(a)	Accounts;

(b)	Chattel Paper;

(c)	Computer Hardware and Software;

(d)	Deposit Accounts;

(e)	Documents;

(f)	General Intangibles;

(g)	Goods (including all of its Equipment, Fixtures and Inventory), together with all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(h)	Instruments (together with all guaranties thereof and security therefor);

(i)	Intellectual Property;

(j)	Investment Property (including Commodity Accounts, Commodity Contracts, Securities (whether Certificated Securities or Uncertificated Securities), Security Entitlements and Securities Accounts);

(k)	money (of every jurisdiction whatsoever);

(l)	the Commercial Tort Claims listed on Schedule V;

(m)

all books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to any of the foregoing, all claims and/or insurance proceeds arising out of the loss, nonconformity or any interference with the use of, or any defect or infringement of rights in, or damage to, any of the foregoing,

4	Patriot National Security Agreement

and all proceeds, products, offspring, rents, issues, profits and returns of and from, and all distributions on and rights arising out of, any of the foregoing; and

(n)	all other personal property of any kind or nature and wherever located;

All of the foregoing are herein collectively called the “Collateral”; provided, however, that notwithstanding the foregoing, Excluded Property shall not be deemed to be Collateral, no Lien or security interest is hereby granted on any Excluded Property, and, to the extent that any Collateral later becomes Excluded Property, the Lien granted hereunder will automatically be deemed to have been released; provided, further, that if and when any property shall cease to be Excluded Property, a Lien on and security interest in such property shall automatically be deemed granted therein.

10. Warranties. Each Debtor warrants that: (a) no financing statement (other than any that may have been filed on behalf of the Administrative Agent or in connection with Permitted Liens or any that will be terminated on the date hereof) covering any of the Collateral is on file in any public office; (b) such Debtor is the lawful owner, lessee or licensee (as applicable) of all of its Collateral, free of all liens and claims whatsoever, other than Permitted Liens, with full power and authority to execute and deliver this Agreement and perform such Debtor’s obligations hereunder and to subject the Collateral to the security interest hereunder; (c) all information with respect to Collateral and Account Debtors set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by such Debtor to any Lender Party will be true and correct in all material respects as of the date furnished; (d) such Debtor’s jurisdiction of organization, true legal name as registered in such jurisdiction, organizational identification number, if any, designated by such jurisdiction and federal employer identification number are as set forth on Schedule I (and during the five-year period preceding the date hereof or, if later, the date such Debtor becomes a party hereto (the “Preceding Period”) such Debtor has not been organized under the law of any other jurisdiction except as set forth on Schedule I); (e) each location where such Debtor maintains a place of business or has any Goods, in each case as of the date hereof, is set forth on Schedule II; (f) except as disclosed on Schedule III, as of the date of this Agreement, such Debtor is not known, and during the Preceding Period has not previously been known, by any trade name; (g) except as disclosed on Schedule III, during the Preceding Period such Debtor has not been known by any legal name different from the one set forth on the signature pages of this Agreement nor has such Debtor been the subject of any merger or other corporate reorganization; (h) Schedule IV contains a complete listing of all of such Debtor’s Intellectual Property that is registered under any registration statute and has not subsequently been abandoned or expired; and (i) upon the filing of financing statements on Form UCC-1 in the appropriate governmental offices, the Administrative Agent will have a valid lien upon and perfected security interest in all of the Collateral of such Debtor in which a security interest can be perfected by filing under the UCC (subject only to Permitted Liens).

11. Collections, etc. The Administrative Agent may, at any time that a Default exists, whether before or after the maturity of any Liabilities, notify any party obligated on any of the Non-Tangible Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder and enforce collection of any Non-Tangible Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or

5	Patriot National Security Agreement

renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon request of the Administrative Agent during the existence of a Default, each Debtor will, at its own expense, notify any party obligated on any Non-Tangible Collateral to make payment to the Administrative Agent for the benefit of the Lender Parties of any amount due or to become due thereunder. Notwithstanding the foregoing, at any time no Default exists, the Administrative Agent shall notify any party to which it has given a notice or with respect to which the Administrative Agent has otherwise taken action under this paragraph, to resume making payments to the applicable Debtor.

Upon written request by the Administrative Agent during the existence of a Default, each Debtor will forthwith, upon receipt, transmit and deliver to the Administrative Agent, in the form received, all cash, checks, drafts and other instruments or writings for the payment of money (properly endorsed, where required, so that such items may be collected by the Administrative Agent) that may be received by such Debtor at any time in full or partial payment or otherwise as proceeds of any of the Collateral; provided that if at any time after such a request is made by the Administrative Agent, no Default exists, the obligations of each Debtor under this paragraph shall cease until a further request of the Administrative Agent during the existence of a Default.

During the existence of a Default, (a) all items or amounts that are delivered by any Debtor to the Administrative Agent on account of payment of, or otherwise as proceeds of, any Collateral pursuant to the foregoing paragraph shall be deposited to the credit of a deposit account (each an “Assignee Deposit Account”) of such Debtor maintained with the Administrative Agent, as security for payment of the Liabilities, and (b) except as expressly set forth herein, no Debtor shall have any right to withdraw any funds deposited in the applicable Assignee Deposit Account. If funds are being deposited into an Assignee Deposit Account pursuant to the foregoing sentence, the Administrative Agent may, from time to time, in its discretion, and shall upon request of the applicable Debtor made not more than once in any week, apply the then balance, representing collected funds, in the Assignee Deposit Account, toward payment of the Liabilities, whether or not then due, in such order of application as the Administrative Agent may determine, and the Administrative Agent may, from time to time, in its discretion, release any portion of such balance to the applicable Debtor; provided that (i) if a Lender shall have notified the Administrative Agent in writing of its desire to withhold all funds in the Assignee Deposit Account during the continuance of a Default, then no such release of funds may be made to the Debtor without the consent of the Required Lenders and (ii) if any Debtor requests release to it of any such funds, such request shall be accompanied by a certificate signed by a Responsible Officer of such Debtor that sets forth the intended use of such funds (each such certificate, a “Collateral Release Certificate”). At any time no Default exists, the Administrative Agent shall, upon request of the applicable Debtor and receipt of a Collateral Release Certificate, release the balance in the Assignee Deposit Account to such Debtor.

During the existence of a Default, the Administrative Agent is authorized to endorse, in the name of the applicable Debtor, any item, howsoever received by the Administrative Agent, representing any payment on or other proceeds of any Collateral.

Each Debtor hereby appoints the Administrative Agent as its attorney-in-fact for the purpose of carrying out the provisions of this Agreement and taking any action and executing or completing any instrument that the Administrative Agent may deem necessary or advisable to

6	Patriot National Security Agreement

accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest; provided that the Administrative Agent shall not exercise its rights as such attorney-in-fact unless a Default exists.

12. Certificates, Schedules and Reports. Each Debtor will from time to time deliver to the Administrative Agent, such schedules, certificates and reports with respect to the Collateral, and with respect to items or amounts received by such Debtor in full or partial payment of any Collateral, as the Administrative Agent may reasonably request. Any such schedule, certificate or report shall be executed by a duly authorized officer of such Debtor and shall be in such form and detail as the Administrative Agent may reasonably specify. Each Debtor shall promptly notify the Administrative Agent of the occurrence of any event causing any loss or depreciation in the value of its Inventory or other Goods that is material to the Borrower and its Subsidiaries taken as a whole, and such notice shall specify or reasonably estimate the amount of such loss or depreciation.

13. Agreements of the Debtors. Each Debtor (a) will, from time to time, execute (as applicable) such financing statements and other documents (and pay the cost of filing or recording the same in all public offices deemed appropriate by the Administrative Agent) and do such other acts and things (including delivery to the Administrative Agent of any Instruments or Certificated Securities that constitute Collateral), as the Administrative Agent may from time to time reasonably request to establish and maintain a valid and perfected security interest in the Collateral (free of all other Liens other than Permitted Liens) to secure the payment of the Liabilities; (b) will not change its state of organization or incorporation or its name, identity or corporate structure such that any financing statement filed to perfect the Administrative Agent’s interests under this Agreement would become seriously misleading, unless such Debtor shall have given the Administrative Agent not less than 30 days’ prior written notice of such change (provided that this Section 6(b) shall not be deemed to authorize any change or transaction prohibited under the Credit Agreement); (c) will keep its records concerning Non-Tangible Collateral in such a manner as will enable the Administrative Agent or its designees to determine at any time the status of such Non-Tangible Collateral; (d) will furnish the Administrative Agent such information concerning such Debtor, the Collateral and the Account Debtors as the Administrative Agent may from time to time reasonably request; (e) will, upon request of the Administrative Agent, stamp on its records concerning the Collateral and add on all Chattel Paper constituting a portion of the Collateral, a notation, in form reasonably satisfactory to the Administrative Agent, indicating the security interest of the Administrative Agent hereunder; (f) except for Permitted Liens and as otherwise permitted by the Credit Agreement, will not sell, lease, assign or create or permit to exist any Lien on or security interest in any Collateral; (g) will at all times keep all its Inventory and other Goods insured under policies maintained with responsible insurance companies against loss, damage, theft and other risks to such extent as is required by the Credit Agreement, and shall name the Administrative Agent as lender’s loss payee in accordance with the terms set forth in the Credit Agreement, and such policies or certificates thereof shall, if the Administrative Agent so requests, be deposited with or furnished to the Administrative Agent in accordance with the terms of the Credit Agreement; (h) will, upon request of the Administrative Agent, (1) cause to be noted, on the applicable certificate for any of its Equipment that is covered by a certificate of title, the security interest of the Administrative Agent in such Equipment and (2) deliver all such certificates to the Administrative Agent or its designees; (i) will take all steps reasonably necessary to protect, preserve and maintain all of its

7	Patriot National Security Agreement

rights in the Collateral; (j) will not keep any of its property or maintain any place of business at any location other than its addresses shown on Schedule II or such other locations as may be specified by such Debtor upon not less than 15 days’ prior written notice to the Administrative Agent, provided that if requested by the Administrative Agent with respect to such property, the Administrative Agent (1) has a mortgage lien on such property (if such property is owned by a Debtor) or (2) has received a landlord waiver reasonably satisfactory to the Administrative Agent with respect to such property (if such property is leased by a Debtor); (k) will not maintain any place of business at any location other than in the United States; and (l) will, promptly upon any Responsible Officer of such Debtor obtaining knowledge that such Debtor has acquired a Commercial Tort Claim, notify the Administrative Agent in a writing signed by such Debtor of the details thereof and grant to the Administrative Agent in such writing a security interest therein and in the proceeds thereof, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

Each Debtor hereby authorizes the Administrative Agent to file (without the signature of such Debtor) any financing statement, continuation statement or amendment to financing statement in any jurisdiction and with any filing office as the Administrative Agent may determine, in its sole reasonable discretion, is necessary or advisable to perfect the security interests granted to the Administrative Agent hereunder. Any such financing statement or amendment may describe the Collateral in the same manner as described in this Agreement or any other agreement entered into by the parties in connection herewith, or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole reasonable discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral, including describing such property as “all assets” or “all personal property”, whether now owned or hereafter acquired.

All reasonable expenses incurred in protecting, preserving and maintaining any Collateral shall be borne by the applicable Debtor. Whenever a Default exists, the Administrative Agent shall have the right to bring suit to enforce any Intellectual Property or licenses thereunder, in which event the applicable Debtor shall at the request of the Administrative Agent do all lawful acts and execute all proper documents required by the Administrative Agent in aid of such enforcement, and such Debtor shall (subject only to any limitation set forth in any Guaranty issued by any Debtor) promptly, upon demand, reimburse and indemnify the Administrative Agent for all reasonable costs and expenses incurred by the Administrative Agent (i) in the exercise of its rights under this Section 6 or any other right or remedy granted to it hereunder, (ii) in respect of any claim and the prosecution or defense thereof arising our of or in any way connected with this Agreement, and (iii) in respect of the collection or enforcement of the Liabilities, except to the extent any of the foregoing are found by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent. Notwithstanding the foregoing or any other provision of this Agreement, the Administrative Agent does not assume any obligation of any Debtor under any contract or other document included in the Collateral by reason of, or arising out of, this Agreement or any security interest granted hereunder.

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14. Default. (a) Whenever a Default exists, the Administrative Agent may exercise from time to time any right or remedy available to it under the UCC, under any other applicable law and/or as described below.

(b) Each Debtor agrees, if a Default exists, (i) to assemble, at its expense, all its Inventory and other Goods (other than Fixtures) at a convenient place or places acceptable to the Administrative Agent and (ii) to execute all documents and do all other things that may be necessary in order to enable the Administrative Agent or its nominee to be registered as owner of the Intellectual Property with any competent registration authority.

(c) Each Debtor agrees and acknowledges that (i) with respect to Collateral that is: (A) perishable or threatens to decline speedily in value or (B) is of a type customarily sold on a recognized market, no notice of disposition need be given; and (ii) with respect to Collateral not described in clause (i) above, notification sent after a Default and at least ten days before any proposed disposition provides notice a reasonable time before such disposition.

(d) Each Debtor agrees and acknowledges that a commercially reasonable disposition of Inventory, Equipment, Computer Hardware and Software or Intellectual Property may be by lease or license of, in addition to the sale of, such Collateral. Each Debtor further agrees and acknowledges that a disposition (i) made in the usual manner on any recognized market, (ii) at the price current in any recognized market at the time of disposition or (iii) in conformity with reasonable commercial practices among sellers of the type of property subject to such disposition shall, in each case, be deemed commercially reasonable.

(e) Any cash proceeds of any disposition by the Administrative Agent of any Collateral shall be applied by the Administrative Agent (in accordance with the terms of the Credit Agreement) to the payment of the Liabilities until paid in full (or, if applicable, cash collateralization of any Letter of Credit), and any surplus will be paid to the applicable Debtor or as a court of competent jurisdiction shall direct.

15. General. The Administrative Agent shall exercise reasonable care in the custody and preservation of any Collateral in its possession (and the Administrative Agent shall be deemed to have exercised such reasonable care if it takes any action that the applicable Debtor requests in writing for such purpose, but failure of the Administrative Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Administrative Agent to preserve or protect any right with respect to any Collateral against prior parties in interest or other rights pertaining to the Collateral, shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral).

All notices and requests hereunder shall be given in accordance with Section 15.3 of the Credit Agreement and sent to the applicable party at its address described therewith or at such other address as such party may, by written notice to the other parties, have designated as its address for such purpose.

No delay on the part of the Administrative Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

9	Patriot National Security Agreement

This Agreement shall remain in full force and effect until all Liabilities (other than contingent indemnification obligations that are not yet due and payable) have been indefeasibly paid in full in cash and all Commitments have terminated. Upon any such payment and termination, the Administrative Agent will, upon any Debtor’s request and at such Debtor’s sole expense, (i) deliver to such Debtor, without any representation, warranty or recourse of any kind whatsoever, all of such Debtor’s Collateral held by the Administrative Agent hereunder as shall not have been sold or otherwise applied pursuant to the terms hereof, and (ii) execute and deliver to such Debtor such documents as such Debtor shall reasonably request to evidence such termination and the release of any security interest granted hereby. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any other Lender Party to any of the Liabilities is or must be rescinded or returned by the Administrative Agent or such Lender Party for any reason whatsoever (including the insolvency, bankruptcy or reorganization of any Debtor), such Liabilities shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Administrative Agent or such other Lender Party, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Administrative Agent or such other Lender Party had not been made.

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

This Agreement shall be binding upon the Debtors and the Administrative Agent and their respective successors and assigns (provided that no Debtor may assign its obligations hereunder without the prior written consent of the Administrative Agent), and shall inure to the benefit of each Debtor and the Administrative Agent and the successors and assigns of the Administrative Agent.

This Agreement may be executed in any number of counterparts (including via facsimile or in a .pdf or similar file) and by the different parties hereto on separate counterparts and each such counterpart shall be deemed an original, but all such counterparts shall together constitute one and the same Agreement. At any time after the date of this Agreement, one or more additional Persons may become parties hereto by executing and delivering to the Administrative Agent a joinder to this Agreement, together with supplements to the Schedules hereto setting forth all relevant information with respect to such party as of the date of delivery, whereupon the Schedules hereto shall be deemed to be amended automatically to incorporate such information.

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Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by the terms of, this Agreement.

Other than automatic modifications related to the addition of a party hereto as described in the preceding paragraph, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by the Debtors and the Administrative Agent, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

EACH DEBTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER PARTY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE DEBTORS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH DEBTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THE FOREGOING PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

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12	Patriot National Security Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

PATRIOT NATIONAL, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

CONTEGO SERVICES GROUP, LLC

By:
Name:	Christopher L. Pizzo
Title:	VP, Secretary

CONTEGO RECOVERY, LLC

By:
Name:	Christopher L. Pizzo
Title:	VP, Secretary

CONTEGO INVESTIGATIVE SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

Patriot National Security Agreement

PATRIOT RECOVERY SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

CARRIER AND TECHNOLOGY SOLUTIONS, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT CAPTIVE MANAGEMENT, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT RISK SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT CLAIM SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT CARE, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

Patriot National Security Agreement

PATRIOT CARE HOLDINGS, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT CARE SERVICES, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT CARE MANAGEMENT, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

FORZA LIEN, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

PATRIOT UNDERWRITERS, INC.

By:
Name:	Steven M. Mariano
Title:	CEO

Patriot National Security Agreement

BMO HARRIS BANK N.A., as Administrative Agent

By:
Name:	Debra Basler
Title:	Managing Director

Patriot National Security Agreement